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                          Wisconsin Energy Corporation
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                   [WISCONSIN ENERGY CORPORATION LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 16, 1999

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders. The meeting will be held in Milwaukee, Wisconsin as follows:

                             Wednesday, June 2, 1999
                            10:00 a.m., Central Time
                             Midwest Express Center
                            400 West Wisconsin Avenue
                           Milwaukee, Wisconsin 53203

During the meeting, stockholders will be asked to:

1. Elect three directors for terms expiring at the 2002 Annual Meeting of Stockholders.

2. Consider any other matters which may properly come before the meeting.

The Chairman will also briefly review company operations and answer questions from stockholders.

Stockholders of record at the close of business on March 25, 1999 will be entitled to vote. Your vote is important. Kindly, sign, date and return the enclosed proxy card in the envelope provided, in order that as many shares as possible will be represented at the meeting.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

THOMAS H. FEHRING

Thomas H. Fehring
Corporate Secretary


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                                 PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about April 16, 1999, in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on June 2, 1999, at the Midwest Express Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.


         PROPOSAL 1: ELECTION OF DIRECTORS--TERMS EXPIRING IN YEAR 2002


The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors Richard A. Abdoo, John F. Ahearne and Julia B.
North expire at the 1999 Annual Meeting.

Under the Directors' Retirement Policy, Director
Geneva B. Johnson will be retiring effective with the 1999 Annual Meeting. The size of the Board will be reduced by one at that time. The Board of Directors thanks Director Johnson for her valuable service over the past eleven years.

Richard A. Abdoo, John F. Ahearne and Julia B. North have been nominated by the Board to serve for terms expiring at the 2002 Annual Meeting of Stockholders or until they are reelected or until their respective successors are duly elected and qualified.

Each nominee has consented to being nominated and to serve if elected. If any nominee becomes unable to serve for any reason, which event is not anticipated, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

Biographical data regarding each nominee and director is shown below. Ages are as of December 31, 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DIRECTOR NOMINEES RICHARD A. ABDOO, JOHN F. AHEARNE AND JULIA B. NORTH.

NOMINEES FOR TERMS EXPIRING IN YEAR 2002


                   RICHARD A. ABDOO. Age 54. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power Company ("WE"), WEC's principal subsidiary, since 1990. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company from 1990 to 1995. Wisconsin Natural was WEC's gas utility subsidiary and merged into Wisconsin Electric effective January 1, 1996. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation, Sundstrand Corporation, United Wisconsin Services, Inc. and Universal Foods Corporation.


                   JOHN F. AHEARNE. Age 64. Director of the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994.


                   JULIA B. NORTH. Age 51. President and Chief Executive Officer of VSI Enterprises Inc. since 1997. VSI Enterprises is an Atlanta-based company that designs, manufactures, markets and supports videoconferencing software and services. President from 1996 to 1997 and Vice President from 1994 to 1996 - Consumer Services, BellSouth Telecommunications. Director of WEC and Wisconsin Electric since 1998. Director of Winn-Dixie Stores, Inc. and ChoicePoint, Inc.

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DIRECTORS CONTINUING IN OFFICE--TERMS EXPIRING IN YEAR 2000





                   JOHN F. BERGSTROM. Age 52. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Bergstrom Corporation, Banta Corporation, First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation and The Green Bay Packers.



                   BARBARA L. BOWLES. Age 51. Founder, President and Chief Executive Officer of The Kenwood Group, Inc. since 1989. The Kenwood Group is a Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of The Black & Decker Corporation, Fort James Corporation and Hyde Park Bank and Trust Company.




                   JOHN N. MACDONOUGH. Age 55. Chairman and Chief Executive Officer of the Miller Brewing Company, a manufacturer and brewer of malt beverages, since 1993. Director of WEC and Wisconsin Electric since 1998. Director of M&I Marshall & Ilsley Bank, The Milwaukee Brewers, The Green Bay Packers and Ugly Duckling Corporation.


DIRECTORS CONTINUING IN OFFICE--TERMS EXPIRING IN YEAR 2001

                   ROBERT A. CORNOG. Age 58. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.




                   RICHARD R. GRIGG. Age 50. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since 1995; Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. President and Chief Operating Officer of Wisconsin Natural during 1995. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of WEC since 1995. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural during 1995.



                   FREDERICK P. STRATTON, JR. Age 59. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

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DIRECTOR WHO WILL BE RETIRING EFFECTIVE ON THE DATE OF THE 1999 ANNUAL MEETING




                   GENEVA B. JOHNSON. Age 69. Corporate Director. Former President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.


                                  OTHER MATTERS

The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals. The Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the annual meeting. Since such notice has not been received, the Board of Directors is not aware of any other matters that may properly come before the meeting. If any other matters do properly come before the meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy in accordance with their best judgment.


                              INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP has been selected by the Board, pursuant to the recommendation of its Audit Committee, as independent public accountant for WEC. PricewaterhouseCoopers or its predecessor has served as independent public accountant for WEC since 1987 and for Wisconsin Electric continuously since 1932. Representatives of the firm will attend the Annual Meeting to make any statement if they desire to do so and to respond to questions that may be directed to them.


                                VOTING OF SHARES

STOCKHOLDERS OF RECORD. Common stockholders of record at the close of business on March 25, 1999, are entitled to vote on matters presented at the Annual Meeting. On that date, there were 116,295,956 shares of WEC common stock outstanding. Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the meeting at the Midwest Express Center. Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

VOTING BY PROXY. You may vote in person or by properly executed proxy. By completing and returning the form of proxy, you authorize Richard A. Abdoo and Thomas H. Fehring to vote your shares on your behalf. All completed proxy forms returned will be voted as you direct. If no direction is given, the proxies will be voted FOR director nominees Richard A. Abdoo, John F. Ahearne and Julia B. North. You may revoke your proxy by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by delivering a later-dated proxy, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy.

If you are a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Common Stock Fund of Wisconsin Electric's Employee Retirement Savings Plan (the "401(k) plan"), your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the plan fund for which voting instructions have been received are voted.

SOLICITATION OF PROXIES. WEC will bear the cost of the solicitation of proxies. Employees of WEC or its subsidiaries may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

VOTING REQUIREMENTS AND PROCEDURES. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law,

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WEC's charter documents and any other requirements applicable to the matter to be voted upon.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

The voted proxies will be tabulated by BankBoston N.A., which will also serve as inspector of election.


                              CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES. The Board maintains Corporate Governance Guidelines, a framework from which it conducts business. The Guidelines are annually reviewed to ensure that the Board is providing effective governance over the affairs of the corporation. In 1998, the Guidelines were modified to reflect (i) that a portion of directors' compensation shall be in the form of stock options, and (ii) the creation of a WEC Finance Committee to, among other things, review and monitor current and long-range financial policies and strategies. A copy of the Guidelines is available upon request to the Corporate Secretary.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER (CEO). The Board annually evaluates the performance of the CEO. As part of this practice, the Compensation Committee requests that independent directors provide written feedback to the Compensation Committee chair. Feedback is requested on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, and effective representation of the corporation in community and industry affairs, as well as other areas. The chair of the Compensation Committee shares these insights with the CEO. The feedback is also used by the committee to determine appropriate compensation for the CEO. This procedure allows the Board to consistently evaluate the CEO and to more effectively communicate the Board's expectations to him.

SELF-EVALUATION OF THE BOARD. The Board also annually evaluates its own collective performance. Each director is asked to rate the performance of the Board on such things as: providing appropriate oversight over key affairs of the corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the corporation, and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities.

COMMITTEES OF THE BOARD OF DIRECTORS. Committees play a significant role in the corporate governance practices of the Board. Principal responsibilities and membership of the Board's standing committees are shown below. Except for the Executive, Finance and Nuclear Oversight Committees, the committees of the Board are comprised solely of outside, independent directors. Committees may also include one or more non-directors who serve as ad hoc members due to their considerable expertise in a particular field.

Members of the AUDIT COMMITTEE are Mr. Stratton (chair), Mr. Bergstrom, Ms. Bowles and Mrs. Johnson. The committee oversees the financial reporting and internal controls of WEC; evaluates, reviews and approves the services of the independent public accountant; recommends to the Board the independent public accountant to be selected; recommends and reviews special audits or studies the committee considers necessary or desirable; and reviews reports regarding compliance with WEC's Code of Business Conduct. Both the independent public accountant and the internal auditor may meet alone with the committee and are expected to contact it on matters requiring its attention.

Members of the COMPENSATION COMMITTEE are Mr. Cornog (chair), Dr. Ahearne, Mr. Bergstrom and Mr. MacDonough. The committee considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals. The committee also provides a competitive director compensation program based on many of the same criteria.

Members of the EXECUTIVE COMMITTEE are Mr. Abdoo (chair), Dr. Ahearne, Mr. Cornog, Mr. Grigg, Mrs. Johnson, and Mr. Stratton. The committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee.

Members of the FINANCE COMMITTEE are Mr. Bergstrom (chair), Mr. Grigg and Mr. MacDonough. The committee reviews and monitors WEC's current and long-range financial policies and strategies, including its capital structure and dividend policy, and authorizes issuance of corporate debt within limits set by the Board.

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Members of the NOMINATING AND BOARD AFFAIRS COMMITTEE are Mrs. Johnson (chair),
Mr. Cornog, Ms. North and Mr. Stratton. The committee establishes and reviews corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders and recommends candidates to be named as nominees of the Board for election as directors. Stockholders may propose director candidates for consideration by the committee.

Members of the NUCLEAR OVERSIGHT COMMITTEE are Dr. Ahearne (chair), Mr. Cornog and Mr. Grigg. Ad hoc members of the committee include three nuclear industry experts: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Hal B. Tucker, formerly responsible for overseeing Duke Power Company's nuclear operations. The committee advises and assists the Board in its responsibilities relating to overseeing the nuclear operations of WEC and its subsidiaries.

MEETINGS OF THE BOARD AND ITS COMMITTEES. The Board held 8 meetings during 1998. The number of committee meetings held in 1998 were: Audit, 4; Compensation, 5; Executive, 0; Finance, 0; Nominating and Board Affairs, 2; Nuclear Oversight, 3. The average meeting attendance during the year was 98%.

COMPENSATION OF THE BOARD OF DIRECTORS. In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1998, each nonemployee director received an annual retainer fee of $18,000 (half in WEC common stock and half in cash) plus an attendance fee of $1,250 for each Board or committee meeting attended. Effective January 1, 1999, the attendance fee was increased to $1,500. In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although certain WEC directors also serve on the Wisconsin Electric board and its compensation and finance committees, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WEC and Wisconsin Electric based on services rendered. Nonemployee directors may defer fees pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

Each nonemployee director annually receives an option to purchase 3,000 shares of WEC common stock under WEC's 1993 Omnibus Stock Incentive Plan, a long-term incentive plan amended by the Board in 1998 to permit nonemployee directors to receive such awards. Each option will have an exercise price equal to the fair market value of the shares on the date the option is granted, will be exercisable for 10 years after the date of grant, and will terminate no later than five years after the nonemployee director ceases to be a director for any reason. Options vest over a three year period; one-third on each anniversary grant date. Upon a change in control of WEC, or upon retirement from the Board after age 60, disability or death, these options shall become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously owned shares of common stock or a combination thereof.

The company has established a Directors' Charitable Awards Program to help further its policy of charitable giving. Under the program, the company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Beneficiary organizations under the program must be approved by the Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the company. Because of the tax deductibility of these charitable donations, and the use of insurance, the long-term cost to the company is expected to be modest.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee, which is comprised entirely of independent nonemployee directors, is responsible for making decisions regarding succession planning and executive compensation. The committee seeks to provide a

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

competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and motivate them to achieve WEC's short- and long-term goals.

The committee believes that a substantial portion of overall executive compensation should be at risk. Compensation plans for executives have been designed so that compensation will vary from year to year dependent on achievement of individual and corporate goals that are aligned with the interests of WEC's stockholders and customers.

The committee employs a nationally recognized compensation consultant, Towers Perrin, to advise it on matters relating to the administration and design of WEC's executive compensation program. The consultant provides the committee with information regarding competitive compensation levels, practices and trends.

To be fully informed of competitive compensation for WEC's executive officer positions, the committee relies on (i) an analysis of compensation data from a survey of approximately 85 utilities conducted by the Edison Electric Institute, a consortium of utilities considered to be the company's industry peers, and
(ii) a survey of compensation practices in general industry. The committee does not mathematically average the data from these analyses but, rather, considers them as separate views of the external market.

The committee also applies subjective judgment in evaluating the relative importance of the many factors that are the basis for determining the various elements of compensation.

ELEMENTS OF COMPENSATION. WEC's executive compensation program primarily consists of three elements: base salary, annual incentive compensation and long-term incentive compensation.

OVERVIEW OF COMPENSATION IN 1998. As noted above, the committee seeks to tie its compensation program to performance. 1998 was a year of transition. While all goals were not met, significant improvements were generated in most areas and strategic direction was provided to set the stage for growth and success in 1999 and beyond. Specific values of 1998 compensation for the Chief Executive Officer and the four other most highly-compensated executive officers are included in the Summary Compensation Table. The committee's basis for determining appropriate levels of executive compensation for 1998 base salary, annual incentive compensation and long-term incentive compensation is described below.

BASE SALARY. To determine appropriate executive base salaries, the committee considered factors such as individual experience, performance and potential, changes in duties and responsibilities, customer satisfaction, the reputation of WEC's utility operations, competitiveness of utility service rates and impact of cost-control achievements. In addition, the committee reviewed executive compensation practices for comparable positions at industry peer group companies. In general, base salaries are targeted at or near the 50th percentile of the industry peer group.

Except for Mr. Sellman, who was hired in March 1998, the base salaries for 1998 as listed in the Summary Compensation Table were determined in January 1998 and were effective as of January 1, 1998.

ANNUAL INCENTIVE COMPENSATION. The committee administers WEC's Short-Term Performance Plan, which provides annual cash incentive opportunities to executive officers and other key employees. This annual incentive plan is designed to promote the achievement of shareholder, customer, and employee-focused objectives of WEC and its utility subsidiaries while recognizing individual and team performance of participants.

Annual incentive compensation awards are targeted, in accordance with the WEC compensation philosophy, at approximately the 50th percentile of general industry pay practices. In 1998, target incentive awards were set for participants that ranged from 15% to 55% of base salary. Each participant is eligible to receive an award if pre-established corporate performance goals are met. Awards may be increased by up to 100% of targeted amounts, or reduced to zero, based on individual and team performance.

Performance goals for 1998 for most executives were weighted as 40% operational, 30% corporate financial, 20% business unit/department financial performance, and 10% related to improving customer satisfaction. Operational goals related to, among other things, energy supply and transmission availability, delivery reliability, responsiveness to customers, safety of operations, service recovery initiatives, environmental stewardship, and employee training and development. Corporate financial goals focused on achievement of target earnings per share. Business unit/departmental financial performance focused on achievements specific to each area. Customer satisfaction was measured by surveys to determine the perceived value of the company's products and services relative to those provided by competitors.

The performance goals for WEC Chief Executive Officer Abdoo were weighted as 70% corporate financial, 20% operational and employee-related and 10% toward improving customer satisfaction. The performance weightings for Mr. Grigg, who served as WEC Vice President and WE President and Chief Operating Officer, were comparable to Mr. Abdoo, except corporate financial goals were weighted 30% and operational and employee-related goals were weighted 60%.

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

Awards for the named executive officers are shown in the Summary Compensation Table. The committee cited several accomplishments, including, among others:

-  continued progress made in improving the company's nuclear operations,
-  conversion to a state-of-the-art customer services system,
-  storm restoration efforts,
-  the successful completion of the acquisition of Edison Sault Electric Company
   ,
- significant involvement in the creation of the Midwest Independent System Operator for the transmission system, and
-  the recognition received for diversity initiatives and environmental efforts.

LONG-TERM INCENTIVE COMPENSATION. The committee administers WEC's 1993 Omnibus Stock Incentive Plan, a long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. The long-term incentive plan allows WEC to grant stock options, stock appreciation rights, stock awards and performance units to participants. Equity interests in WEC common stock provide an incentive to improve the performance and value of the company in exchange for a share in the appreciation of the value of WEC common stock. Long-term incentive awards are targeted, in accordance with the WEC compensation philosophy, at the 50th percentile of general industry grant practices.

In 1998, the committee reviewed the long-term incentive program to ensure its effectiveness in focusing WEC executives to achieve the corporation's long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

The committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, the committee has implemented stock ownership guidelines for participants. Guidelines for executive officers range from 150% to 300% of base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION. Among the principal responsibilities of the committee are the review of performance and determination of compensation for the Chief Executive Officer.

The committee evaluated Mr. Abdoo's performance and compensation was determined in accordance with the executive compensation policies described above.

As part of WEC's corporate governance initiatives, the Compensation Committee chair requested that nonemployee directors provide a written evaluation of the CEO's performance. The directors' written feedback was reviewed by committee members as part of its compensation determinations and has been shared with the CEO.

Mr. Abdoo's base salary of $585,000 continues to approximate the 50th percentile of the data reviewed by the committee and therefore was not adjusted for 1998.

With respect to annual incentive compensation for 1998, the Compensation Committee reviewed Mr. Abdoo's performance against his 1998 objectives. The committee believes that Mr. Abdoo made significant progress on a number of matters which has positioned the company for continued growth. The committee specifically noted the role of the CEO in several operational accomplishments, including:

- his work toward continued improvements in nuclear operations, including his frequent dialogue with nuclear regulators on the company's progress,
- the successful operation of Wisconsin Electric's fossil plants to meet increased system demands,
-  continued growth in the organization's customer base,
- the establishment of the Midwest Independent System Operator for the transmission system,
-  ongoing growth of the company's Wisvest, Minergy and Wispark subsidiaries,
-  the successfully completed acquisition of Edison Sault,
- expanded environmental initiatives to promote clean energy alternatives and support the development of renewable energy sources,
-  his support of the use of state-of-the-art technologies, and
- his consistent support of strong labor-management relationships, cross-cultural sensitivity, equal opportunity and diversity.

With respect to long-term incentive compensation, in keeping with the Compensation Committee's philosophy as stated above, Mr. Abdoo was awarded stock options and restricted stock in 1998 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table to specifically link a portion of his compensation to the achievement of WEC's long-term goals.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION. It is the company's policy to take reasonable steps to obtain the corporate tax deduction for compensation paid to its executive officers by qualifying for the exemptions from limitation on such deductibility under Section 162(m) of the Internal Revenue Code of 1986.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom
John N. MacDonough

                        EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly-compensated executive officers.

SUMMARY COMPENSATION TABLE


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Long-Term
                                                                                               Compensation
                                                                                        ------------------------
                                                                                                  Awards
                                                                                        ------------------------
                                                          Annual Compensation            Restricted   Securities
                                                  -----------------------------------
                                                                         Other Annual      Stock      Underlying   All Other
 Name and Principal Position              Year    Salary      Bonus      Compensation      Awards       Options   Compensation
                                                    ($)        ($)            ($)         ($) (1)       (#) (2)     ($) (3)
---------------------------------------------------------------------------------------------------------------------------------
 RICHARD A. ABDOO
 Chairman of the Board, President         1998   585,000      209,935        11,176       235,000        40,000         64,996
 and Chief Executive Officer              1997   585,000            0         9,974             0             0         70,312
                                          1996   560,000      306,472         8,953             0        38,000        113,297

---------------------------------------------------------------------------------------------------------------------------------
 RICHARD R. GRIGG
 Vice President of WEC; President         1998   330,000      102,002         6,983       117,500        20,000         29,359
 and Chief Operating Officer of WE        1997   320,000      137,927         6,176             0             0         33,881
                                          1996   295,000       62,835         5,206             0        19,000         43,412

---------------------------------------------------------------------------------------------------------------------------------
 MICHAEL B. SELLMAN
 Senior Vice President and Chief          1998   208,333      113,754 (4)     9,465        58,750        10,000          5,863
 Nuclear Officer of WE
 (as of March 1998)

---------------------------------------------------------------------------------------------------------------------------------
 CALVIN H. BAKER
 Treasurer and Chief Financial Officer    1998   205,000       85,363         2,318        58,750        10,000         17,499
 of WEC; Vice President-Finance and       1997   190,000       32,666         1,889             0             0         16,046
 Chief Financial Officer of WE            1996   170,000       70,298         1,420             0         9,500         21,996

---------------------------------------------------------------------------------------------------------------------------------
 KRISTINE M. KRAUSE
 Vice President-Fossil Operations         1998   215,000       66,874             0        58,750        10,000         19,738
 of WE                                    1997   205,000       26,454             0             0             0         19,770
                                          1996   190,000       68,750             0             0         9,500         23,239

---------------------------------------------------------------------------------------------------------------------------------

(1) On May 19, 1998, restricted stock awards were granted to Messrs. Abdoo, Grigg, Sellman, Baker and Ms. Krause in the amounts of 8,000 shares, 4,000 shares, 2,000 shares, 2,000 shares, and 2,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $29.375 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 1998, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $31.4375 on December 31, 1998): Mr. Abdoo - 8,208 shares ($258,039), Mr. Grigg - 4,104 shares ($129,020), Mr. Sellman, Mr.
Baker, and Ms. Krause - 2,052 shares ($64,510) each.

(2) The 1996 grants of options were in combination with contingent dividend awards. Contingent dividend awards will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period beginning on the grant date equals or exceeds the median return earned by the companies included in a self-defined peer group. There will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock for the four-year period multiplied by the number of performance units awarded to such participant.

(3) All Other Compensation for 1998 for Messrs. Abdoo, Grigg, Sellman, Baker, and Ms. Krause, respectively, includes: (i) employer matching of contributions by each named executive into the 401(k) plan in the amount of $5,000 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $14,013, $4,950, $863, $2,540, and $3,354, respectively, and (iii) $45,983,
$19,409, $0, $9,959, and $11,384, respectively, which represents the present value of interest projected to accrue for the executive's benefit on the current year's insurance premiums paid by the company under a split-dollar life insurance program. In 1997, the method of reporting insurance premiums was changed to more accurately reflect the benefit received by the executive.

(4) Included in this total is a signing bonus in accordance with Mr. Sellman's employment arrangement.

OPTION GRANTS IN LAST FISCAL YEAR

This table shows additional data regarding the options summarized above.


  ----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Grant Date
                                             Individual Grants (1)                                                 Value
  ----------------------------------------------------------------------------------------------------------------------------
                                                       Percent of
                                   Number of              Total                                                    Grant
                                  Securities             Options            Exercise                                Date
                                  Underlying           Granted to            or Base                              Present
                                    Options           Employees in            Price            Expiration          Value
             Name                 Granted (#)          Fiscal Year           ($/Sh)               Date            ($) (2)
  ----------------------------------------------------------------------------------------------------------------------------
  Richard A. Abdoo                  40,000               13.00%              29.34             5/18/2008        $121,376
  Richard R. Grigg                  20,000                6.50%              29.34             5/18/2008         $60,688
  Michael B. Sellman                10,000                3.25%              29.34             5/18/2008         $30,344
  Calvin H. Baker                   10,000                3.25%              29.34             5/18/2008         $30,344
  Kristine M. Krause                10,000                3.25%              29.34             5/18/2008         $30,344
  ----------------------------------------------------------------------------------------------------------------------------

  (1) Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan on May 19, 1998. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on the first anniversary of the grant date, with 25% of the underlying shares becoming exercisable at that time, an additional 25% of the option shares becoming exercisable on each successive anniversary date, and full vesting on the fourth anniversary date. Upon a "change in control" of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery (or attestation) of already-owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

  (2) An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation are: market price of stock: $29.34; exercise price of option: $29.34; stock volatility: 13.9%; annualized risk-free interest rate: 4.67%; exercise at the end of 10-year option term; and dividend yield: 5.13%. WEC's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and the optionee's investment decisions.

AGGREGATED FISCAL YEAR-END OPTION VALUES

No stock options were exercised by the named executive officers in 1998. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option.


  ---------------------------------------------------------------------------------------------------------------------------
                                Number of Securities Underlying Unexercised                 Value of Unexercised
                                                  Options                                   In-the-Money Options
                                             at Fiscal Year-End                              at Fiscal Year-End
                                                    (#)                                             ($)
                                ----------------------------------------------------------------------------------------------
  Name                              Exercisable           Unexercisable             Exercisable             Unexercisable
  ----------------------------------------------------------------------------------------------------------------------------
  Richard A. Abdoo                    47,500                  116,000                  187,710                  259,798
  Richard R. Grigg                    13,000                   58,000                   51,181                  129,899
  Michael B. Sellman                       0                   10,000                        0                   16,870
  Calvin H. Baker                      6,000                   27,100                   23,622                   63,348
  Kristine M. Krause                   7,750                   29,000                   31,987                   64,950
  ----------------------------------------------------------------------------------------------------------------------------


                                SEVERANCE POLICY

In 1995, the Board adopted a Senior Executive Severance Policy to encourage certain executive officers and other key employees, whose expertise has been critical to WEC's success, to remain with WEC. The Severance Policy provides for payment of severance to participants whose employment is terminated under certain circumstances (e.g., terminations by WEC that are other than for cause, disability or retirement; terminations resulting from certain mergers or sales of a business by WEC; and terminations resulting from reductions in participants' salaries, responsibilities or benefits) at any time before April 28, 2000. Messrs. Abdoo and Sellman do not participate in the Severance Policy.

The severance benefits under the Severance Policy consist of: (i) three years' salary and annual incentive compensation; (ii) payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services or the use of office space and support; and (v) financial planning.


                                RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including WEC executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit were also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on December 31, 1995 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, except for Mr. Sellman who has a special agreement described below, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 1998, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):

                               PENSION PLAN TABLE


---------------------------------------------------------------------------------------------------------------------------
                                                                Years of Service
                     ------------------------------------------------------------------------------------------------------
    Remuneration            15              20               25                30               35              40
---------------------------------------------------------------------------------------------------------------------------
      $   50,000        $ 10,715        $ 14,287          $ 17,859         $ 21,431         $ 23,498        $ 25,565
         100,000          23,652          31,536            39,420           47,304           51,808          56,312
         150,000          36,590          48,787            60,984           73,176           80,123          87,065
         200,000          49,527          66,036            82,545           99,054          108,433         117,812
         250,000          62,464          83,285           104,106          124,927          136,744         148,561
---------------------------------------------------------------------------------------------------------------------------
         300,000          75,402         100,536           125,670          150,804          165,058         179,312
         400,000         101,277         135,036           168,795          202,554          221,683         240,812
         500,000         127,152         169,536           211,920          254,304          278,308         302,312
         600,000         153,027         204,036           255,045          306,054          334,933         363,812
         700,000         178,902         238,536           298,170          357,804          391,558         425,312
---------------------------------------------------------------------------------------------------------------------------
         800,000         204,777         273,036           341,295          409,554          448,183         486,812
         900,000         230,652         307,536           384,420          461,304          504,808         548,312
       1,000,000         256,527         342,036           427,545          513,054          561,433         609,812
       1,100,000         282,402         376,536           470,670          564,804          618,058         671,312
       1,200,000         308,277         411,036           513,795          616,554          674,683         732,812
---------------------------------------------------------------------------------------------------------------------------


The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans, except that Mr. Sellman's covered compensation is $272,087. Messrs. Abdoo, Grigg, Sellman, Baker and Ms. Krause, currently have 23, 28, 1, 7 and 20 credited years of service, respectively.

As noted above, Mr. Sellman is not eligible under the prior plan benefit formula. The estimated annual benefits payable in life annuity form at ages 60 and 65 for Mr. Sellman under the cash balance plan formula, utilizing current assumptions under that plan and assuming average annual compensation increases of approximately 4% and including supplemental amounts providing additional benefits described below under "Other Retirement Benefits" are $92,469 and $151,384, respectively.

OTHER RETIREMENT BENEFITS. Designated officers of WEC and WE, including all of the individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows:
(i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death. WEC and/or WE have entered into agreements with Messrs. Abdoo, Baker, and Sellman who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

- According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25.
- According to Mr. Baker's agreement, Mr. Baker at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25.
- Mr. Sellman has a special contingent deferred compensation benefit under which he would receive a lump sum payment on his termination of employment with WE at or after age 60 or because of disability or death at any time. The payment would be equal to the total amount that would have resulted if an amount of $422,000 had been initially credited to him as of January 1, 1998, in the WE pension plan described above and is credited with the same investment results as if held in such plan. This amount has been included in the estimated annual life annuity benefits information provided for Mr. Sellman described above. The benefit is forfeitable should Mr. Sellman's employment cease prior to age 60 other than because of disability or death.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and Mr. Abdoo's, Mr. Baker's and Mr. Sellman's agreements. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.


                           WEC COMMON STOCK OWNERSHIP

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of March 5, 1999. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's 401(k) plan.


  ---------------------------------------------------------
                                       Number of Shares
  Name
  ---------------------------------------------------------
  Richard A. Abdoo                                86,335
  John F. Ahearne                                  1,569
  Calvin H. Baker                                 17,541
  John F. Bergstrom                                6,675
  Barbara L. Bowles                                  398
  ---------------------------------------------------------
  Robert A. Cornog                                 6,556
  Richard R. Grigg                                22,621
  Geneva B. Johnson                                3,955
  Kristine M. Krause                              17,852
  John N. MacDonough                                 552
  ---------------------------------------------------------
  Julia B. North                                     742
  Michael B. Sellman                               3,515
  Frederick P. Stratton, Jr.                       8,492
  ---------------------------------------------------------

All above-named individuals and other executive officers as a group (17 persons) beneficially own 230,397 shares, which amount is less than 1% of total WEC common stock outstanding.

The shares listed above include (i) shares that may be purchased within 60 days of March 5, 1999, pursuant to outstanding stock options, as follows: Mr. Abdoo (47,500), Mr. Grigg (13,000), Mr. Baker (6,000), Ms. Krause (7,750), and all
directors and executive officers as a group (92,250) and (ii) share units held in the WEC phantom common stock account under WEC's deferred compensation plans as follows: Mr. Abdoo (10,981), Mr. Baker (5,405), Mr. Bergstrom (3,675), Mr. Cornog (2,762), Mr. Grigg (778), Mrs. Johnson (1,048), Ms. Krause (686), Ms. North (693), Mr. Sellman (1,204), Mr. Stratton (3,092), and all directors and executive officers as a group (32,744); share units are intended to reflect the performance of WEC common stock and are payable in cash.

Except for unexercised options and phantom shares, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (8,994), Mr. Baker (336), Mr. Cornog (150), Ms. Krause (3,929), Mr. Stratton (2,400), and all directors and executive officers as a group (16,285).

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

OWNERS OF MORE THAN 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock.


--------------------------------------------------------------
                                 Number of    Percent of WEC
      Name and Address            Shares       Common Stock
--------------------------------------------------------------
Capital Research and
Management Company (CRCM)
333 South Hope Street
Los Angeles, CA  90071           6,320,000         5.5%
--------------------------------------------------------------
J. P. Morgan & Co. Inc.
60 Wall Street
New York, NY  10260              7,792,366         6.7%
--------------------------------------------------------------
Sanford C. Bernstein & Co.,
Inc. (Sanford)
767 Fifth Avenue
New York, NY  10153              6,305,339         5.5%
--------------------------------------------------------------

CRCM and Sanford are registered investment advisers; J. P. Morgan is a parent holding company. CRCM reported that it had sole power to dispose of all shares, but has no shared or sole power to vote any of the shares. J. P. Morgan reported that it has (i) sole power to dispose of 7,657,426 shares and shared power to dispose of 133,840 shares and (ii) sole power to vote 5,456,813 shares and shared power to vote 43,210 shares. Data regarding shared and sole dispositive and voting power was not available from Sanford.

             SECTION 16(A) BENFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires the corporation's officers, directors, and persons owning more than ten percent of a registered class of the corporation's equity securities to file reports of ownership of equity and derivative securities of WEC. To the company's knowledge, all required reports for fiscal year 1998 were filed in a timely manner with the Securities and Exchange Commission, except one report that was filed a few days late to permit the company to obtain information regarding the initial WEC stock ownership position of Mr. MacDonough.

                                PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return, assuming reinvestment of dividends, over five years had $100 been invested at the close of business on December 31, 1993 in each of (i) WEC common stock, (ii) the Standard & Poor's ("S&P") 500 Index, and (iii) the Edison Electric Institute Index of Investor-Owned Utilities ("EEI Index").

Additional, more detailed information about earnings is included in the Appendix to this proxy statement.


                        FIVE-YEAR CUMULATIVE RETURN CHART

                              [PERFORMANCE GRAPH]


                        VALUE OF INVESTMENT AT YEAR-END


------------------------------------------------------------------------------------------------------
                                    12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
------------------------------------------------------------------------------------------------------
Wisconsin Energy Corporation         $100       $ 99       $124       $114       $130       $149
S&P 500                              $100       $101       $139       $171       $229       $294
EEI Index                            $100       $ 88       $116       $117       $149       $170
------------------------------------------------------------------------------------------------------

                               2000 ANNUAL MEETING

DIRECTOR CANDIDATES. The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 2000 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than October 14, 1999. The Bylaws state that directors shall be stockholders of WEC.

PROPOSALS OF STOCKHOLDERS. Stockholders who intend to have a proposal considered for inclusion in the company's proxy materials for presentation at the 2000 Annual Meeting of Stockholders must submit the proposal to the company no later than December 18, 1999. Stockholders who intend to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in the company's proxy materials are required to provide notice of such proposal to the company at least 70 days and not more than 100 days prior to the scheduled date of the 2000 Annual Meeting.

                            AVAILABILITY OF FORM 10-K

A COPY (WITHOUT EXHIBITS) OF WEC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF WEC COMMON STOCK BY WRITING TO THE CORPORATE SECRETARY, THOMAS H. FEHRING, 231 WEST MICHIGAN STREET, P. O. BOX 2949, MILWAUKEE, WISCONSIN 53201. IN LIEU OF PROVIDING ALL STOCKHOLDERS WITH AN ANNUAL REPORT, THE WEC CONSOLIDATED FINANCIAL STATEMENTS AND CERTAIN OTHER INFORMATION FOUND IN THE FORM 10-K IS INCLUDED IN APPENDIX A TO THIS PROXY STATEMENT.

                          WISCONSIN ENERGY CORPORATION



                                   APPENDIX A

                          ANNUAL FINANCIAL STATEMENTS
                            and REVIEW of OPERATIONS

                      SELECTED FINANCIAL AND OPERATING DATA


                          WISCONSIN ENERGY CORPORATION
                      CONSOLIDATED SELECTED FINANCIAL DATA
----------------------------------------------------------------------------------------------------------------
                                                    (Thousands of Dollars except for per share amounts)
              Financial                      1998          1997             1996          1995          1994
------------------------------               ----          ----             ----          ----          ----
Year Ended December 31
  Net income                             $  188,132    $   60,716 (a)   $  218,135    $  234,034   $  180,868 (b)
  Earnings per share of  common
    stock ($; basic and diluted)               1.65          0.54 (a)         1.97          2.13         1.67 (b)
  Dividends per share of
    common stock ($)                          1.555         1.535           1.5075         1.455      1.39625

  Operating revenues
     Electric                            $1,663,632    $1,412,115       $1,393,270    $1,437,480   $1,403,562
     Gas                                    295,848       355,172          364,875       318,262      324,349
     Steam                                   20,506        22,315           15,675        14,742       14,281
                                         ----------    ----------       ----------    ----------   ----------
  Total operating revenues               $1,979,986    $1,789,602       $1,773,820    $1,770,484   $1,742,192
                                         ==========    ==========       ==========    ==========   ==========

At December 31
  Total assets                           $5,361,757    $5,037,684       $4,810,838    $4,560,735   $4,408,259
  Long-term debt and preferred
     stock - redemption required         $1,749,024    $1,532,405       $1,416,067    $1,367,644   $1,283,686



Sales and Customers - Utility               1998           1997             1996          1995          1994
------------------------------              ----           ----             ----          ----          ----
  Electric
     Megawatt-hours sold                 29,940,384    27,671,946       27,560,428    27,283,869   26,911,363
     Customers (End of year)              1,010,318       978,835          968,735       955,616      944,855

  Gas
     Therms delivered  (Thousands)          922,836       983,676          936,894       886,729      811,219
     Customers (End of year)                388,478       376,732          367,275       357,030      347,080

  Steam
     Pounds sold  (Millions)                  2,773         3,161            2,705         2,532        2,395
     Customers (End of year)                    454           474              465           473          471

---------------------------------------------------------------------------------------------------------------
CONSOLIDATED QUARTERLY FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------
                                                         (Thousands of Dollars except for per share amounts)
                                                                  March                          June
                                                           ---------------------          -------------------
Three Months Ended                                         1998             1997          1998        1997 (a)
-------------------------------                            ----             ----          ----        ----
  Total operating revenues                               $510,681         $510,383      $464,968     $403,214
  Operating income                                         67,411           65,637        55,058       31,716
  Net income                                               49,048           45,069        28,854      (10,632)
  Earnings per share of common
    stock ($; basic and diluted)                             0.43             0.40          0.25        (0.09)

                                                                 September                      December
                                                            ---------------------          --------------------
Three Months Ended                                          1998             1997          1998        1997 (a)
-------------------------------                             ----             ----          ----        ----
  Total operating revenues                               $506,330         $400,614      $498,007     $475,391
  Operating income                                         83,867           46,441        70,367       55,665
  Net income                                               58,176           23,975        52,054        2,304
  Earnings per share of common
    stock ($; basic and diluted)                             0.50             0.21          0.45         0.02
----------------------------------------------------------------------------------------------------------------


  Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

 (a) Includes May 1997 nonrecurring $31 million charge ($19 million net of tax or $.17 per share) to write-off deferred merger costs related to the terminated merger agreement with Northern States Power Company and December 1997 $30 million write-down ($18 million net of tax or $.16 per share) of equipment purchased for the Kimberly Cogeneration Project.

 (b) Includes 1994 nonrecurring $74 million charge ($45 million net of tax or $.42 per share) for Wisconsin Electric Power Company's restructuring program.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation is a holding company whose principal subsidiary is Wisconsin Electric Power Company ("Wisconsin Electric"), an electric, gas and steam utility. Unless qualified by the context used in this document, the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries. As of December 31, 1998, approximately 89% of the Company's consolidated total assets were attributable to Wisconsin Electric. The following discussion and analysis of financial condition and results of operations includes both Wisconsin Energy and Wisconsin Electric unless otherwise stated.

ACQUISITION OF ESELCO, INC.: Effective May 31, 1998, Wisconsin Energy acquired ESELCO, Inc. ("ESELCO"), a holding company whose principal subsidiary was Edison Sault Electric Company ("Edison Sault"), in a tax free reorganization accounted for as a pooling of interests. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Wisconsin Energy is operating Wisconsin Electric and Edison Sault, an electric utility, as separate subsidiaries within their historical service territories. The discussion that follows below includes Edison Sault's activity since June 1, 1998. Wisconsin Electric and Edison Sault continue to be separately regulated by their respective states. For additional information, see "Factors Affecting Results of Operations - Mergers" below.

CAUTIONARY FACTORS: A number of forward-looking statements are included in this document. When used, the terms "anticipate", "believe", "estimate", "expect", "objective", "plan", "possible", "potential", "project" and similar expressions are intended to identify such forward- looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors described below under "Factors Affecting Results of Operations" and under "Cautionary Factors."


RESULTS OF OPERATIONS

See "Note K - Segment Reporting" in the Notes To Financial Statements for additional information related to Wisconsin Energy's and Wisconsin Electric's results of operations.


EARNINGS

1998 COMPARED TO 1997: During 1998, Wisconsin Energy's consolidated net income and earnings per share of common stock were $188 million and $1.65, respectively, compared to $61 million and $0.54 per share during 1997. Between the comparative periods, Wisconsin Electric's earnings increased from $69 million during 1997 to $183 million during 1998. As described in further detail below, 1998 earnings increased primarily because increased revenues from interim and final 1998 retail rate increases for Wisconsin Electric's customers in the State of Wisconsin and from an increase in total 1998 electric kilowatt-hour sales more than offset the effects of reduced natural gas therm deliveries as well as the effects of increased operating expenses during 1998. Strengthened performance at Wisconsin Electric's Point Beach Nuclear Plant ("Point Beach") also contributed to increased comparative earnings during 1998. Comparative earnings during 1997 were negatively impacted by (1) a one-time charge of $31 million at Wisconsin Energy ($19 million net of tax or 17 cents per share) for the write-off of deferred costs related to Wisconsin Energy's terminated merger agreement with Northern States Power Company, a Minnesota corporation ("NSP"),
(2) a one-time $30 million impairment charge at Wisconsin Electric ($18 million net of tax or 16 cents per share) for its Kimberly Cogeneration Equipment, and
(3) increased costs beyond those included in electric rates associated with buying replacement power for both generating units at Point Beach, which were out of service during a large part of 1997.

1997 COMPARED TO 1996: Compared to consolidated net income of $218 million and earnings per share of $1.97 during 1996, Wisconsin Energy's consolidated net income and earnings per share were $61 million and $0.54 per share, respectively, during 1997. Wisconsin Electric's earnings decreased from $210 million in 1996 to $69 million in 1997. As described further below, 1997 earnings decreased primarily due to (1) significantly higher fuel and purchased power expenses, (2) increased other operation and maintenance expenses, (3) higher depreciation expense, (4) the one-time write-off in the second quarter of 1997 of deferred costs related to Wisconsin Energy's terminated merger agreement with NSP, (5) the one-time impairment charge in the fourth quarter of 1997 for the write-down to fair value of Wisconsin Electric's Kimberly Cogeneration Equipment, and (6) retail electric and gas rate decreases that became effective in February 1997.


ELECTRIC REVENUES, GROSS MARGINS AND SALES

The following table summarizes Wisconsin Energy's and Wisconsin Electric's electric revenues, gross margins, sales and customers for each of the three years ended December 31.

                                                                 % Change              % Change
                                                                   1997                  1996
Electric Operations                        1998        1997       to 1998      1996     to 1997
-------------------                        ----        ----       -------      ----     -------
WISCONSIN ENERGY:
  Electric Gross Margin ($000's)
     Total Operating Revenues           $1,663,632   $1,412,115    17.8%   $1,393,270     1.4%
     Total Fuel & Purchased Power          461,365      444,655     3.8%      331,867    34.0%
                                        ----------   ----------            ----------
  Gross Margin                          $1,202,267   $  967,460    24.3%   $1,061,403    (8.9%)
                                        ==========   ==========            ==========

  Total Electric Sales (Mwh)            29,940,384   27,671,946     8.2%   27,560,428     0.4%
  Total Average Customers                1,009,223      972,593     3.8%      962,020     1.1%

WISCONSIN ELECTRIC:
  Electric Gross Margin ($000's)
     Operating Revenues
        Residential                     $  571,378   $  487,219    17.3%   $  494,142    (1.4%)
        Small Commercial/Industrial        487,549      430,193    13.3%      421,511     2.1%
        Large Commercial/Industrial        450,138      402,684    11.8%      383,047     5.1%
        Other-Retail/Municipal              51,211       55,246    (7.3%)      56,318    (1.9%)
        Resale-Utilities                    60,927       24,538   148.3%       26,372    (7.0%)
        Other Operating Revenues            20,200       12,235    65.1%       11,880     3.0%
                                        ----------   ----------            ----------
     Total Operating Revenues            1,641,403    1,412,115    16.2%    1,393,270     1.4%
     Fuel & Purchased Power
        Fuel                               308,374      311,966    (1.2%)     295,651     5.5%
        Purchased Power                    141,619      132,689     6.7%       36,216   266.4%
                                        ----------   ----------            ----------
     Total Fuel & Purchased Power          449,993      444,655     1.2%      331,867    34.0%
                                        ----------   ----------            ----------
  Gross Margin                          $1,191,410   $  967,460    23.2%   $1,061,403    (8.9%)
                                        ==========   ==========            ==========

  Sales (Mwh)
     Residential                         7,327,024    6,863,569     6.8%    6,998,769    (1.9%)
     Small Commercial/Industrial         7,612,397    7,433,087     2.4%    7,204,694     3.2%
     Large Commercial/Industrial        11,391,979   11,021,476     3.4%   10,785,505     2.2%
     Other-Retail/Municipal              1,287,162    1,412,623    (8.9%)   1,476,999    (4.4%)
     Resale-Utilities                    1,856,601      941,191    97.3%    1,094,461   (14.0%)
                                        ----------   ----------            ----------
  Total Electric Sales                  29,475,163   27,671,946     6.5%   27,560,428     0.4%
                                        ==========   ==========            ==========
  Average Customers
     Residential                           886,635      876,776     1.1%      867,917     1.0%
     Small Commercial/Industrial            94,675       93,259     1.5%       91,565     1.9%
     Large Commercial/Industrial               720          714     0.8%          706     1.1%
     Other-Retail/Municipal                  1,804        1,811    (0.4%)       1,812     0.0%
     Resale-Utilities                           51           33    54.5%           20    65.0%
                                        ----------   ----------            ----------
  Total Average Customers                  983,885      972,593     1.2%      962,020     1.1%
                                        ==========   ==========            ==========

1998 COMPARED TO 1997: Primarily due to retail electric rate increases during 1998 for Wisconsin Electric's customers in the State of Wisconsin and to an increase in total 1998 electric kilowatt-hour sales, total electric operating revenues increased by $252 million or 17.8% during 1998 compared to 1997. Between the comparative periods, the gross margin on electric operating revenues (total electric operating revenues less fuel and purchased power expenses) increased by $235 million or 24.3%. The discussion that follows reflects Wisconsin Electric's contribution to Wisconsin Energy's 1998 electric revenues, gross margin and sales.

Wisconsin Electric's total electric operating revenues increased by $229 million or 16.2% during 1998 compared to 1997 and the gross margin on electric operating revenues increased by $224 million or 23.2%. Wisconsin Electric attributes these increases to (1) an interim Wisconsin retail electric rate increase, effective from January 1, 1998 through April 30, 1998, of $135 million on an annualized basis, (2) a final Wisconsin retail electric rate increase, effective May 1, 1998, of $160 million or 12.7% on an annualized basis, and (3) increased total electric kilowatt-hour sales during 1998. The increase in gross margin can also be partly attributed to a smaller rate of increase in total fuel and purchased power costs during 1998 compared to the rate of increase in total electric sales and electric operating revenues.

Total fuel and purchased power expenses at Wisconsin Electric increased by $5 million or 1.2% compared to 1997. Increased availability of lower cost per kilowatt-hour generating capacity at Point Beach during 1998 allowed Wisconsin Electric to generate 11.3% more electricity while enjoying a 1.2% decrease in fuel costs compared to 1997. However, despite a 17.7% decrease in megawatt-hour power purchases between the comparative periods, purchased power expense increased 6.7%, resulting in the net increase in total fuel and purchased power expenses. Contributing to the increased purchased power expenses, Wisconsin Electric arranged for the purchase of more reliable firm supplies of energy and incurred a full twelve months of demand charges for the first time under a long-term power purchase contract with LSP-Whitewater Limited Partnership ("LS Power") during 1998, resulting in higher fixed contract and power transportation costs. In addition, the per unit cost of wholesale electric energy fluctuated more during 1998 compared to 1997, increasing the cost of certain spot market purchases.

Total electric kilowatt-hour sales increased 6.5% during 1998 compared to 1997. Increased use per customer by residential and large commercial/industrial customers, combined with growth in the number of residential and small commercial/industrial customers, contributed to the increase in total electric kilowatt-hour sales. Warmer weather during the cooling load months of 1998 also contributed to the increase in 1998 sales, especially to residential and small commercial/industrial customers who tend to be more weather sensitive. Electric energy sales to the Empire and Tilden ore mines, Wisconsin Electric's two largest electric retail customers, increased 7.4% between the comparative periods primarily due to a temporary shutdown of the Tilden mine during July and August 1997. Excluding the Empire and Tilden ore mines, total 1998 electric sales at Wisconsin Electric increased 6.4% and sales to the remaining large commercial/industrial customers increased 2.3%. During 1998, sales in the other-retail/municipal customer class decreased 8.9% primarily due to reduced contractual requirements nominations, effective May 1997, by Wisconsin Public Power Inc., Wisconsin Electric's largest municipal wholesale customer. This customer had been reducing its purchases from Wisconsin Electric over the past several years subsequent to acquiring generating capacity and expanding use of its existing generation facilities. Mostly due to higher opportunity sales, sales for resale to other utilities, the resale-utilities customer class, increased 97.3% in 1998 compared to 1997.

1997 COMPARED TO 1996: Primarily due to a fuel surcharge in Wisconsin Electric's electric retail jurisdiction in the State of Wisconsin, effective May 24, 1997, total electric operating revenues increased by $19 million or 1.4% during 1997 compared to 1996. Revenues from the fuel surcharge offset the impact on electric operating revenues of a retail electric rate decrease in the State of Wisconsin, effective February 18, 1997, of $7 million or 0.6% on an annualized basis.

The gross margin on electric operating revenues decreased by $94 million or 8.9% primarily due to significantly higher fuel and purchased power expenses. Compared to 1996, fuel and purchased power expenses increased by $113 million or 34.0% during 1997 as a result of (1) extended outages at Point Beach, (2) an extended maintenance outage at Oak Creek Power Plant that was concluded in June 1997, (3) delayed commercial operation of contractual generating capacity from LS Power, and (4) higher costs per megawatt-hour of power purchases due to regional generation outages. During 1997, Wisconsin Electric replaced its lost generating capacity with higher cost generation and with a 218% increase in megawatt-hours of power purchases. Partially offsetting the increased 1997 fuel and purchased power expenses, Wisconsin Electric recorded $24 million of revenues during 1997 as a result of the fuel surcharge. For further information concerning the 1997 fuel surcharge and the extended outages at Point Beach, see "Rates and Regulatory Matters" and "Nuclear Matters", respectively, below under "Factors Affecting Results of Operations."

Total electric sales increased by 0.4% during 1997 compared to 1996. Increased 1997 sales to small commercial/industrial and to large commercial/industrial customers were almost completely offset by decreased sales to customers in the residential, the other-retail/municipal and resale-utilities customer classes.

Total 1997 electric sales were positively impacted by growth in the number of customers in the residential, the small commercial/industrial and especially in the large commercial/industrial customer classes and by increased use per customer by small and by large commercial/industrial customers. Cooler weather during the summer of 1997 compared to the summer 1996, however, primarily contributed to lower use per residential customer and to the decrease in 1997 residential electric sales. Compared to 1996, electric energy sales to the Empire and Tilden ore mines decreased by 5.4% in 1997 due to the temporary shutdown in 1997 of the Tilden ore mine noted above. Excluding the Empire and Tilden ore mines, total electric sales increased 1.0% and sales to the remaining large commercial/industrial customers increased 4.3% between the comparative periods.

1997 sales in the other-retail/municipal customer class decreased 4.4% compared to 1996 primarily due to the continued phase out in 1997 of firm requirements contracts totaling 12.5 megawatts with two wholesale customers and a reduction of 30 megawatts in contractual requirements nominations during 1997 by Wisconsin Public Power Inc.. Sales for resale to other utilities, the resale-utilities customer class, decreased 14.0% primarily as a result of reduced opportunity sales caused by the Point Beach and Oak Creek Power Plant outages mentioned above.


GAS REVENUES, GROSS MARGINS AND THERM DELIVERIES

The following table summarizes Wisconsin Electric's gas operating revenues, gross margins, therm deliveries and average customers for each of the three years ended December 31.

                                                                    % Change              % Change
                                                                      1997                  1996
Gas Operations                                 1998       1997       to 1998     1996      to 1997
--------------                                 ----       ----       -------     ----      -------
Gas Gross Margin ($000's)
  Operating Revenues
    Residential                               $176,499  $221,968      (20.5%)   $218,811      1.4%
    Commercial/Industrial                       87,899   113,609      (22.6%)    108,100      5.1%
    Interruptible                                7,003     8,970      (21.9%)     11,531    (22.2%)
    Interdepartmental                              138     3,096      (95.5%)      3,050      1.5%
                                              --------  --------                --------
       Total Gas Sales                         271,539   347,643      (21.9%)    341,492      1.8%
    Transported Customer Owned Gas              12,014    11,295        6.4%      11,006      2.6%
    Transported - Interdepartmental              2,462     2,105       17.0%         725    190.3%
    Other Operating Revenues                     9,833    (5,871)     267.5%      11,652   (150.4%)
                                              --------  --------                --------
  Total Operating Revenues                     295,848   355,172      (16.7%)    364,875     (2.7%)
  Cost of Gas Sold                             175,475   233,877      (25.0%)    234,254     (0.2%)
                                              --------  --------                --------
Gross Margin                                  $120,373  $121,295       (0.8%)   $130,621     (7.1%)
                                              ========  ========                ========
Therms Delivered (000's)
    Residential                                289,509   347,859      (16.8%)    371,990     (6.5%)
    Commercial/Industrial                      182,033   211,453      (13.9%)    225,169     (6.1%)
    Interruptible                               22,872    24,532       (6.8%)     35,869    (31.6%)
    Interdepartmental                              398     9,696      (95.9%)     11,280    (14.0%)
                                              --------  --------                --------
        Total Gas Sales                        494,812   593,540      (16.6%)    644,308     (7.9%)
    Transported Customer Owned Gas             349,443   313,466       11.5%     268,163     16.9%
    Transported - Interdepartmental             78,581    76,670        2.5%      24,423    213.9%
                                              --------  --------                --------
Total Gas Delivered                            922,836   983,676       (6.2%)    936,894      5.0%
                                              ========  ========                ========
Average Customers
    Residential                                347,747   339,002        2.6%     330,153      2.7%
    Commercial/Industrial                       31,586    30,594        3.2%      29,936      2.2%
    Interruptible                                  146       170      (14.1%)        190    (10.5%)
    Interdepartmental                              -           2     (100.0%)          4    (50.0%)
                                              --------  --------                --------
        Total Sales Customers                  379,479   369,768         2.6%    360,283      2.6%
    Transportation                                 271       254         6.7%        230     10.4%
    Transportation - Interdepartmental               6         5        20.0%          4     25.0%
                                              --------  --------                --------
Total Average Customers                        379,756   370,027         2.6%    360,517      2.6%
                                              ========  ========                ========

1998 COMPARED TO 1997: Despite an interim retail gas rate increase, effective from January 1, 1998 through April 30, 1998, of $19 million on an annualized basis and despite a final retail gas rate increase, effective May 1, 1998, of $19 million or 5.4% on an annualized basis, total gas operating revenues decreased by $59 million or 16.7% and the gross margin on gas operating revenues (gas operating revenues less cost of gas sold) decreased by $1 million or 0.8% during 1998 compared to 1997. Between the comparative periods, the cost of gas sold decreased by $58 million or 25.0% due to decreased gas sales and to a lower cost per unit of purchased gas. Changes in the cost of natural gas purchased at market prices are included in customer rates through the purchased gas adjustment mechanism, reducing 1998 operating revenues but not gross margin. See "Rates and Regulatory Matters" below in "Factors Affecting Results of Operations" for additional information concerning the purchased gas adjustment mechanism. Total gas operating revenues and gross margin both declined in 1998 due to a decrease in therm deliveries, especially to residential and commercial/industrial customers who contribute higher margins to earnings than other customers. Other operating revenues reflect adjustments for over and under collection of gas costs included in operating revenues from gas sales.

Compared to the same period in 1997, total natural gas therm deliveries decreased 6.2% during 1998 primarily due to significantly lower therm use per residential and commercial/industrial customer. While the number of residential and commercial/industrial customers increased between the comparative periods, residential and commercial/industrial therm deliveries decreased 16.8% and 13.9%, respectfully, due in large part to warmer weather during the heating months of 1998. During 1998, therm deliveries to the Whitewater Cogeneration Facility, owned by LS Power, an unaffiliated independent power producer, primarily contributed to an 11.5% increase in transported customer owned gas deliveries. The Whitewater Cogeneration Facility, a gas-fired electric cogeneration plant in Wisconsin Electric's gas service territory, went into commercial operation in September 1997. Wisconsin Electric purchases the majority of the electricity generated by the Whitewater Cogeneration Facility under a long-term power purchase contract. During 1998, natural gas therm deliveries to the interdepartmental customer classes decreased 8.6% primarily due to increased availability of Point Beach, allowing Wisconsin Electric to reduce generation at its Concord and Paris Power Plants, natural gas-fired peaking facilities. Therm deliveries to the Concord and Paris Power Plants are at rates approved by the Public Service Commission of Wisconsin ("PSCW"). Excluding deliveries to Wisconsin Electric's facilities, total therm deliveries during 1998 decreased 6.0% compared to 1997.

1997 COMPARED TO 1996: Total gas operating revenues decreased by $10 million or 2.7% during 1997 compared to 1996, and the gross margin on gas operating revenues decreased by $9 million or 7.1%. Total gas operating revenues and gross margin declined primarily due to an annualized gas retail rate decrease, effective February 18, 1997, of $6 million or 2.0% on an annualized basis and to a weather-related decrease in therm deliveries to residential and commercial/industrial customers. As noted above, other operating revenues reflect adjustments for over and under collection of gas costs included in operating revenues from gas sales.

Cost of gas sold was unchanged between the comparative periods. An 8.4% increase in 1997 in the per unit cost of purchased gas was offset by a 7.9% decrease in total gas purchases during 1997. Wisconsin Electric arranges for its own gas supply contracts with terms of various lengths. As noted above, changes in the cost of natural gas purchased affect operating revenues due to the purchased gas adjustment mechanism but do not affect gross margin.

Total natural gas therm deliveries increased by 5.0% in 1997 compared to 1996. Decreased deliveries to the residential, the commercial/industrial and the interruptible customer classes during 1997 were more than offset by increased interdepartmental deliveries to Wisconsin Electric-owned gas- fired generating facilities and increased deliveries of transported customer owned gas. Despite an increase in the average number of residential and commercial/industrial customers during 1997 compared to 1996, deliveries to these two customer classes decreased between the comparative periods primarily due to warmer weather during the 1997 heating seasons. These customers are more sensitive to weather variations as a result of heating requirements and contribute higher margins to earnings than other customer classes. Therm deliveries to interruptible customers decreased during 1997 compared to 1996 due to a decrease in the average number of interruptible customers and the average therm use per Interruptible customer.

Deliveries of transported - customer owned gas increased by 16.9% during 1997 compared to 1996 due to an increase in the average number of transport customers and to an increase in the average therm use per transport customer. During 1997, a number of sales customers switched to become transportation customers. Also, increased deliveries of transported customer owned gas in 1997 reflect start-up in September 1997 of commercial operations of LS Power's Whitewater Cogeneration Facility.

Due to the Point Beach and Oak Creek plant outages noted above, Wisconsin Electric increased generation at its natural gas-fired Concord and Paris Power Plants, resulting in a 142% increase in total 1997 interdepartmental deliveries compared to 1996. Excluding interdepartmental deliveries, total 1997 therm deliveries decreased 0.8% compared to 1996.

For further information concerning Wisconsin Electric's 1996, 1997 and 1998 Rate Orders, see "Rates and Regulatory Matters" below under "Factors Affecting Results of Operations."


OPERATING EXPENSES

1998 COMPARED TO 1997: During 1998, Wisconsin Energy's other operation and maintenance expenses increased by $107 million or 19.7% compared to 1997, including a $49 million increase in Wisconsin Electric's nuclear non- fuel expenses, a $40 million increase in Wisconsin Electric's administrative and general expenses, an $11 million increase in Wisconsin Electric's electric distribution expenses and a $10 million increase in Wisconsin Electric's non-nuclear, non-fuel power generation expenses. Nuclear non-fuel expenses increased during 1998 primarily due to efforts by Wisconsin Electric to continue to improve the overall performance at Point Beach. Also influencing the 1998 increase in nuclear non-fuel expenses, Wisconsin Electric deferred $18 million of nuclear non-fuel operation expenses during 1997 and began amortizing these deferred costs to expense in 1998 on a five-year straight line basis. See "Nuclear Matters" below in "Factors Affecting Results of Operations" for additional information concerning Wisconsin Electric's Point Beach Nuclear Plant. Administrative and general expenses increased during 1998 primarily due to efforts to resolve Year 2000 technology issues, to various other corporate technology improvement efforts and to increased staffing and higher employee pension and benefit expenses. For further information, see "Year 2000 Technology Issues" below in "Factors Affecting Results of Operations." Electric distribution expenses increased in large part as a result of damage from an unusually high number of violent storms that struck Wisconsin Electric's service territory during 1998 and as a result of increased tree trimming/forestry efforts intended to improve reliability of the electric distribution system. Non-nuclear, non-fuel power generation expenses increased primarily due to a scheduled maintenance outage at Wisconsin Electric's Oak Creek Power Plant during the second quarter of 1998 and to other reliability improvement efforts.

The increase in depreciation expense during 1998 is the net result of several factors at Wisconsin Electric. Depreciation expense increased as a result of increased (1) depreciable plant during 1998, (2) amortizable software during 1998, and (3) decommissioning expenses during 1998 compared to 1997. This was offset to a large extent by a change in the regulatory accounting treatment of pre-1991 contribution in aid of construction balances, which had the effect of reducing current year depreciation expense. For further information, see "Note C
- Depreciation" in the Notes to Financial Statements. Total operating income taxes increased as a result of higher taxable income.

1997 COMPARED TO 1996: During 1997, Wisconsin Energy's other operation and maintenance expenses increased by $48 million or 9.6% compared to 1996, including a $33 million increase in non-fuel nuclear expenses, an $11 million increase in administrative and general expenses and an $8 million increase in transmission system expenses. Non-fuel nuclear expenses increased during 1997 due to extended and unscheduled generating unit outages at Point Beach and due to efforts by Wisconsin Electric's nuclear operations to strengthen plant performance. During 1997, administrative and general expenses increased primarily due to higher salaries and outside services employed, and transmission expenses increased due to significantly higher 1997 power purchases. An $11 million decrease in customer service expenses during 1997, primarily due to reduced conservation expenses, partially offset the higher 1997 other operation and maintenance expenses.

Depreciation expense increased between the comparative periods primarily due to higher depreciable plant balances in 1997 and to higher depreciation rates included in the PSCW's 1997 Rate Order. Total operating income taxes decreased as a result of lower taxable income.

During 1997, Wisconsin Electric deferred $18 million of nuclear non-fuel operation and maintenance costs under authority granted by the PSCW in July 1997. For further information concerning Wisconsin Electric's deferred nuclear non-fuel operation and maintenance costs, see "Note F - Nuclear Operations" in the Notes to Financial Statements.


OTHER ITEMS

1998 COMPARED TO 1997: During the second quarter of 1997, Wisconsin Energy recorded a one-time $31 million charge to write off deferred merger costs related to the terminated merger agreement with NSP of which $22 million was attributable to Wisconsin Electric. Also during 1997, Wisconsin Energy recorded $1 million of merger expenses related to the acquisition of ESELCO. For further information concerning the terminated merger with NSP and the acquisition of ESELCO, see "Mergers" below under "Factors Affecting Results of Operations."

Miscellaneous net other income and deductions increased by $47 million or 99.5% at Wisconsin Energy and by $37 million or 98.2% at Wisconsin Electric during 1998 compared to 1997. Significantly contributing to these increases, Wisconsin Electric recorded a one-time $30 million impairment charge in December 1997 for its Kimberly Cogeneration Equipment based upon the results of a discounted cash flow analysis. For further information concerning the Kimberly Cogeneration Equipment, see "Note L - Commitments and Contingencies" in the Notes to Financial Statements. In addition, miscellaneous net other income and deductions increased during 1998 due to (1) a $9 million increase in net pretax miscellaneous income at WITECH Corporation, (2) a $5 million increase in net pretax miscellaneous income at WISPARK Corporation, and (3) a $4 million reduction during 1998 in charitable donations by Wisconsin Electric. WITECH Corporation and WISPARK Corporation are non-utility subsidiaries of Wisconsin Energy.

Primarily due to increased short-term borrowing levels between the comparative periods, other interest expense increased by $10 million or 102.4% at Wisconsin Energy and by $3 million or 34.7% at Wisconsin Electric.

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1997 COMPARED TO 1996: As noted above, Wisconsin Energy recorded a one-time $31 million charge in 1997 to write off deferred merger costs related to the terminated merger agreement with NSP of which $22 million was attributable to Wisconsin Electric. During 1997, Wisconsin Energy also recorded $1 million of merger expenses related to the acquisition of ESELCO by Wisconsin Energy.

Compared to 1996, Wisconsin Energy's miscellaneous net other income and deductions decreased by $45 million during 1997 of which $34 million was attributable to Wisconsin Electric. As noted above, Wisconsin Electric recorded a one-time $30 million impairment charge in December 1997 for the Kimberly Cogeneration Equipment. During 1997, miscellaneous net other income and deductions also decreased due to increased 1997 charitable donations by Wisconsin Electric and due to fair market valuation adjustments of non-utility investments.

Interest income increased by $6 million or 34.8% during 1997 compared to 1996 primarily due to increased earnings on Wisconsin Electric's decommissioning trust fund. Interest charges on long-term debt increased between the comparative periods as a result of increased average outstanding long-term debt during 1997, primarily at Wisconsin Electric.


FACTORS AFFECTING RESULTS OF OPERATIONS

MERGERS

NORTHERN STATES POWER COMPANY: On May 16, 1997, the Boards of Directors of Wisconsin Energy and NSP agreed to terminate the Agreement and Plan of Merger which provided for a business combination of Wisconsin Energy and NSP to form Primergy Corporation. As a result, Wisconsin Energy recorded a $31 million charge in the second quarter of 1997 ($19 million net of tax or approximately 17 cents per share) to write off the deferred transaction costs and costs to achieve the merger. Approximately $22 million of merger write-off costs were attributable to Wisconsin Electric.

ESELCO, INC.: Effective May 31, 1998, Wisconsin Energy acquired ESELCO in a tax free reorganization accounted for as a pooling of interests. In connection with the acquisition, Wisconsin Energy issued 2,407,275 shares of common stock, with fractional interests paid in cash, based upon an exchange ratio of 1.5114 shares of Wisconsin Energy common stock for each outstanding share of ESELCO common stock.

Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represents ESELCO's consolidated net income during the first five months of 1998.

ESELCO was the parent company of Edison Sault, an electric utility which serves approximately 21,000 residential, commercial and industrial customers in the State of Michigan's eastern Upper Peninsula. Where appropriate, discussions as well as financial or statistical information of Wisconsin Energy include Edison Sault's operations since June 1, 1998. Wisconsin Energy is operating Wisconsin Electric and Edison Sault as separate utility subsidiaries within their historical service territories. Wisconsin Electric and Edison Sault continue to be separately regulated by their respective states.


NUCLEAR MATTERS

POINT BEACH NUCLEAR PLANT: Wisconsin Electric owns and operates two approximately 500 megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 1998, 1997 and 1996, Point Beach provided 18%, 6% and 24% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission ("NRC") operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

From late 1996 through early 1999, Point Beach experienced extended generating unit outages. During a scheduled outage of Unit 2 that began in October 1996 and was completed in August 1997, Wisconsin Electric replaced the unit's steam generators. For additional information concerning the Unit 2 steam generator replacement, see "Investing Activities" below in "Liquidity and Capital Resources". In February 1997, Unit 1 was taken out of service for equipment repairs. Wisconsin Electric decided to keep Unit 1 out of service to allow Point Beach staff to focus their attention on the work necessary to bring Unit 2 back to service. During the Unit 1 outage, Wisconsin Electric replaced two low pressure turbines which increased Unit 1's maximum dependable generating capability from 500 to approximately 510 megawatts. Wisconsin Electric returned Unit 1 to service from December 1997 through mid-February 1998, when it began a scheduled refueling outage that was completed in late June 1998. With completion of this outage, Wisconsin Electric initiated its first extended fuel cycle which should allow for the operation of Unit 1 until its next refueling and maintenance outage scheduled for the fall of 1999. In early March 1999, Wisconsin Electric returned Unit 2 to service following a scheduled refueling and maintenance outage that began in early December 1998. During this outage, Wisconsin Electric replaced the unit's low pressure turbine rotors, which is expected to increase the maximum dependable generating capability of Unit 2 from 500 to approximately 510 megawatts. As a result of the low pressure turbine work recently performed on Units 1 and 2, Wisconsin Electric expects to reduce future maintenance costs at Point Beach. During the Unit 2 outage, Wisconsin Electric initiated an extended fuel cycle, which should allow for the operation of the unit until its next refueling and maintenance outage scheduled for the fall of 2000. Over the last few years, Point Beach Unit's 1 and 2 have also experienced some unplanned short-term shutdowns or power reductions to address various equipment issues.

As a result of the outages noted above and various performance improvement initiatives, Wisconsin Electric's total nuclear operation and maintenance expenses, excluding fuel and benefit overheads, have increased from $74 million in 1996 to $107 million in 1997 to $156 million in 1998. See "Note F - Nuclear Operations" in the Notes to Financial Statements for information concerning Wisconsin Electric's deferral during 1997 of approximately $18 million of nuclear non-fuel operating and maintenance costs in excess of those included in 1997 rates. Due in large part to the need for Wisconsin Electric to replace Point Beach's low cost generating capacity during the period 1996 through 1998 with higher cost sources of electric energy, Wisconsin Electric's total fuel and purchased power costs have increased from $332 million in 1996 to $445 million in 1997 to $450 million in 1998.

Additional unplanned shutdowns or power reductions of Point Beach Units 1 or 2 may be necessary as Wisconsin Electric continues to perform reviews of facility design and to implement other improvement initiatives. However, availability of Point Beach increased significantly during 1998 compared to 1997, and Wisconsin Electric expects the reliability of the units to continue to improve toward historical levels as these efforts progress. In addition, Wisconsin Electric expects that nuclear non-fuel operating and maintenance expenses will begin to decline in 1999.

On January 27, 1997, the NRC notified Wisconsin Electric of a declining trend in performance at Point Beach. The NRC issues trend letters to provide early notification of declining performance and to offer a utility the opportunity to take early corrective actions. During 1997, Wisconsin Electric undertook a comprehensive effort to address specific concerns and to take advantage of industry best practices to further strengthen performance at the plant. In January 1998, the NRC rescinded its declining trend letter and informed Wisconsin Electric that the corrective actions taken or being taken by Wisconsin Electric appeared to be effective in addressing the adverse trends in performance at Point Beach.

In a March 12, 1999 inspection report to Wisconsin Electric, the NRC requested a meeting with Wisconsin Electric to discuss Wisconsin Electric's response to the condition of certain systems at Point Beach in late December 1998 and early January 1999. The NRC indicated that there was an apparent violation of its requirements based upon the status of certain safety related equipment. An analysis indicates that the safety systems would have performed their intended function if called upon. On March 26, 1999, representatives of Wisconsin Electric met with staff of the NRC and provided information to assist the NRC in its evaluation of the apparent violation. The matter is pending.

In August 1998, Wisconsin Electric announced that it was participating in cooperative alliance teams with three other unaffiliated utilities: Alliant Energy, NSP and Wisconsin Public Service Corporation. The purpose of these teams was to examine opportunities to enhance safety and improve performance and reliability at the participants' nuclear generating plants. The participants operate seven nuclear generating units at five sites in the States of Wisconsin, Minnesota and Iowa with a total combined generating capacity exceeding 3,600 megawatts.

The alliance work led the participants to a conclusion that, in some areas of technical expertise, greater benefit could be gained in a more formal, integrated structure. In February 1999, Wisconsin Electric, NSP and Wisconsin Public Service Corporation announced the formation of Nuclear Management Company, L.L.C. to further pursue the initial alliance objectives. At the same time, Alliant Energy announced its intention to join the other members of the nuclear management company but that it required prior approval of the Securities and Exchange Commission. Services to be delivered by the nuclear management company to the participating utilities will also be subject to additional state and federal regulatory approvals.

Nuclear Management Company L.L.C. is in the process of establishing a senior management team that will focus on consolidating the expertise and talents of their nuclear employees, building on the best business practices identified as strengths at each plant site, reducing the overhead of commonly used services and commodities, and more effectively integrating the resources of all seven nuclear generating units. Each utility will continue to own its respective nuclear units, maintain exclusive rights to the energy generated, and retain financial responsibility for safe operation, maintenance and decommissioning.

Wisconsin Electric and Wisconsin Public Service Corporation anticipate transfer of their NRC operating licenses for Point Beach and Kewaunee generating stations, respectively, to Nuclear Management Company L.L.C.. A submittal, seeking approval of the NRC for the license transfer of Point Beach, is planned during the second quarter of 1999.

SPENT FUEL STORAGE AND DISPOSAL: Wisconsin Electric completed construction of an Independent Spent Fuel Storage Installation ("ISFSI") in 1995 for the temporary dry storage of spent nuclear fuel at Point Beach. The PSCW has authorized Wisconsin Electric to load up to twelve casks containing a total of 288 fuel assemblies with spent fuel and transfer the casks to the ISFSI. To date, five VSC-24 casks, designed by Sierra Nuclear Corporation and containing a total of 120 spent fuel assemblies, have been loaded and moved to the ISFSI. Wisconsin Electric currently plans to load four additional casks during 1999 and the remaining three authorized casks in 2000.

To maintain flexibility associated with the continued temporary dry storage of spent fuel at Point Beach, Wisconsin Electric is in the process of procuring alternative model TN-32 casks from Transnuclear Corp. TN-32 dry storage casks have been previously approved by the NRC for specific use at other nuclear generating facilities in the United States. Wisconsin Electric currently plans to obtain three TN-32 casks by the spring of 2000. In August 1998, the PSCW issued an order approving the substitution of up to six TN-32 casks for VSC-24 casks at Point Beach in the event that this becomes necessary. Wisconsin Electric believes that the NRC will authorize TN-32 casks for use at Point Beach by early in the year 2000.

Wisconsin Electric estimates that, with implementation of the extended fuel cycles noted above, with the remaining authorized casks and with the remaining space in the spent fuel pool in its current configuration, it has sufficient temporary spent fuel storage capacity to continue operating Point Beach until 2004. Wisconsin Electric currently plans to apply with the PSCW in the fall of 1999 for authority to load additional casks beyond the twelve that are currently authorized.

Temporary spent fuel storage alternatives are necessary at Point Beach until the United States Department of Energy ("DOE") takes ownership of and permanently removes the spent fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 ("Waste Act"). The DOE has indicated that it does not expect a permanent spent fuel repository to be available until at least 2010.

As of January 31, 1998, the DOE has failed to meet its contractual obligation to begin removing spent fuel from Point Beach. In February 1998, Wisconsin Electric joined other utilities in a motion to enforce a July 1996 mandate of the United States Court of Appeals for the District of Columbia Circuit ("Court") that the DOE had an unconditional obligation to begin accepting spent fuel by January 31, 1998. Wisconsin Electric and the other utilities requested an order (1) compelling the DOE to submit a detailed program for disposing of spent fuel from utilities, (2) declaring that the utilities are relieved of their obligation to pay fees into the Nuclear Waste Fund for a permanent spent fuel repository and are authorized to place such fees into escrow until the DOE commences with disposing of spent fuel pursuant to its obligation, and (3) precluding the DOE from using any fees paid into the Nuclear Waste Fund to reimburse utilities for damages they have incurred as a result of the DOE's breach of its obligations. On May 5, 1998, the Court issued a decision denying the motion of Wisconsin Electric and the other utilities to enforce the Court's mandate, principally on the ground that the question of whether the DOE could properly use the Nuclear Waste Fund as a source to pay damages to utilities was not ripe for review. The Court further held that the other requested remedies fell outside the scope of its mandate, which was limited to defining the nature of the DOE's statutory obligations and did not extend to requiring the DOE to perform under its contracts with Wisconsin Electric and the other utilities. At this time, Wisconsin Electric is unable to predict when the DOE will actually begin accepting spent nuclear fuel.

During 1997 and again in 1998, the United States Senate and the United States House of Representatives each passed versions of the Nuclear Waste Policy Acts of 1997 and 1998, respectively. The legislation would require the DOE to establish a temporary spent fuel repository in the State of Nevada until the permanent repository is available and to begin taking ownership from utilities and removing spent fuel as required by the Waste Act. Differences between Senate and House versions of the bill were not reconciled in 1997 nor in 1998. In early January 1999, the Nuclear Waste Policy Act of 1999 was introduced in the House, and in mid-March 1999, a similar bill was introduced in the Senate. President Clinton has threatened to veto any legislation which mandates a DOE temporary spent fuel repository in Nevada.


ELECTRIC SYSTEM RELIABILITY MATTERS

During the summer of 1998, Wisconsin Electric had adequate capacity to meet all of its firm load obligations. While Wisconsin Electric did make public appeals for conservation on two days during the summer; this was due to constraints on the regional electric network in the Midwest caused by high weather-induced demand as well as generation and transmission unavailability. Wisconsin Electric also experienced curtailments of power purchases from other companies on various occasions during the summer of 1998.

The regional electric energy supply was especially tight in late June, 1998, as unusually warm, humid weather coincided with storm-related outages of major transmission lines and generating plants in nearby states. Under such circumstances, utilities with available capacity are required to make that capacity available to neighboring utilities who are experiencing shortages. Wisconsin Electric has available the ability to free up generation by interrupting and /or curtailing certain customers. Said customers who participate, voluntarily, in these load management programs receive rate discounts in exchange for allowing their service to be curtailed or interrupted when power supplies become tight. Wisconsin Electric has used such load management programs regularly since the early 1980s. During late June, 1998, Wisconsin Electric was one of the utilities in the region which contributed its available resources, including curtailable and interruptible capacity, to help maintain regional reliability.

Wisconsin Electric expects to have adequate capacity during 1999 to meet all of its firm load obligations. However, the Company anticipates that the regional electric energy supply will remain tight during 1999. As a result of this, or of extremely hot weather along with unexpected equipment unavailability, Wisconsin Electric could be required to call upon its load management procedures, as it has in the past.

Wisconsin Electric is proceeding with several long-term measures to enhance the reliability of its own system and that of the midwestern region. The measures described in the following sections will begin to contribute as early as the summer of 1999.

300 MEGAWATT CONTRACT WITH SOUTHERN ENERGY: In August 1998, Wisconsin Electric and Atlanta-based Southern Energy, Inc., a subsidiary of Southern Company, signed a formal power purchase agreement wherein Southern Energy, Inc. will license, construct, own and operate a 300-megawatt natural gas- fired peaking power plant, located in Neenah, Wisconsin, and sell its electric output to Wisconsin Electric for eight years. The agreement satisfies Wisconsin Electric's responsibility under directives from the PSCW and under the new reliability legislation, 1997 Wisconsin Act 204, signed into law in April 1998 by the governor of the State of Wisconsin.

In February 1999, Southern Energy received a certificate of public convenience and necessity for the facility from the PSCW and a construction air permit from the Wisconsin Department of Natural Resources ("WDNR"). The facility is scheduled for commercial operation by June 2000.

COMBUSTION TURBINE INLET COOLERS: Wisconsin Electric received PSCW approval to proceed with the installation of inlet coolers at its Concord and Paris Power Plants in February and April 1998, respectively. PSCW approval was granted promptly upon Wisconsin Electric's receipt of amended air emission permits from the WDNR. Construction of the inlet cooling facilities at both plants is on schedule for the facilities to be operational by the summer of 1999. The facilities will counteract the reduction in generating capacity due to hot summer weather experienced by these two plants. Approximately 112 megawatts of total hot weather capacity degradation will be recovered. Wisconsin Electric estimates that the inlet coolers for the two plants will cost a total of approximately $24 million during the 1998-1999 biennial period. The costs of these projects are included in anticipated construction expenditures described below in "Capital Requirements" under "Liquidity and Capital Resources."

GERMANTOWN GENERATION PROJECTS: As a result of updated load growth projections based upon summer of 1998 experience, Wisconsin Electric determined that it has the need for additional generating capacity by the summer of 2000 and selected its Germantown Power Plant for installation of a new combustion turbine unit and other facilities. The addition of an 85 megawatt combustion turbine is planned for a June 2000 in-service date. Further, inlet cooling facilities, similar to those at the Concord and Paris Generating Stations, are planned to be installed on the four existing combustion turbine units at the Germantown Power Plant as well as on the new unit. The inlet cooling facilities will counteract the reduction in generating capacity due to hot summer weather. A net increase in summer capacity of approximately 133 megawatts is planned to be available by June 2000 as a result of these efforts. Natural gas facilities are also planned to be added at the Germantown site to provide dual fuel capability for the new as well as the existing units. As part of the dual fuel project, dry low-nitrogen oxide burners will be installed on the existing units to reduce air emissions. The dual fuel facilities will be installed over a four-year period with completion in 2003. The project is subject to approval of various state and local authorities. Applications with the PSCW to install the new combustion turbine, inlet cooling and dual fuel facilities were submitted in March 1999. The matter is pending. 1999 expenditures for this project are included in anticipated construction expenditures described below in "Capital Requirements" under "Liquidity and Capital Resources."

ELECTRIC TRANSMISSION PROJECTS: Wisconsin Electric is pursuing multiple projects designed to increase the electric import capability into eastern Wisconsin and to improve electric system reliability. The Northern Interface Project involves operation of an existing 138 kilovolt transmission line at 345 kilovolts (for which the line was originally designed and constructed) and construction of a new 345-138 kilovolt Morgan Substation. The project will allow an additional 80 megawatts of generating capacity in the Upper Peninsula of Michigan to be available to Wisconsin Electric's transmission system in the State of Wisconsin. PSCW approval was received in June 1998, and the project is under construction with a scheduled in-service date of June 1999. The Southern Interface Project is the first of several projects being undertaken to improve system reliability in southeast Wisconsin and the metropolitan Milwaukee area as well as to eliminate constraints on the Wisconsin Electric system for future increased transfer capability between northern Illinois and southern Wisconsin. The Southern Interface Project will replace 138 kilovolt substation facilities and upgrade 345 kilovolt substation facilities at Wisconsin Electric's Oak Creek Substation. Authorization from the PSCW was received in June 1998, and the project is scheduled to be in service by June 1999. The Oak Creek-Arcadian 345 kilovolt Transmission Upgrade Project will upgrade a 230 kilovolt transmission line to 345 kilovolt operation and will also upgrade substation facilities at Wisconsin Electric's Oak Creek and Arcadian Substations to improve system reliability. An application with the PSCW for authorization to proceed with the project was submitted in March 1999. Expenditures during 1999 for these projects are included in anticipated construction expenditures described below in "Capital Requirements" under "Liquidity and Capital Resources." Other transmission projects to improve system reliability are in the planning stage for submission to the PSCW later in 1999.

WISCONSIN RELIABILITY ASSESSMENT ORGANIZATION: The Wisconsin Reliability Assessment Organization ("WRAO") was formed in early 1998 to coordinate activities relating to generation and transmission reliability issues in the State of Wisconsin. Wisconsin Electric is an active participant in the WRAO, whose members include all of the state's other investor owned utilities, members of the PSCW Staff, several municipal utilities and coops, and utilities from surrounding states. Activities of the WRAO include reliability policy development, performance evaluations of its members with respect to the adequacy of their supplies, and sponsorship of regional transmission planning studies (see "Wisconsin Interface Reliability Enhancement Study" below). The WRAO also conducts meetings and regional reliability symposia with external organizations with interests in system reliability to provide forums for information and idea sharing.

WISCONSIN INTERFACE RELIABILITY ENHANCEMENT STUDY: Under WRAO direction, the Wisconsin Interface Reliability Study group is conducting a continuing study which examines numerous options for improving the reliability of the state's electric system by strengthening its connections with the interstate transmission grid. The group includes transmission planners from WRAO members as well as planning and regulatory staff from throughout the region. The Wisconsin Interface Reliability Study group produced a report from the first phase of its current study which became the basis for the PSCW's recent "Report to the Wisconsin Legislature on the Regional Electric Transmission System."

An assessment of the strengths and weaknesses of various reliability improvement options is expected to be completed by the end of March 1999. The WRAO will combine this information with the results of an environmental screening process and other relevant information to recommend a preferred expansion plan and two alternatives to the PSCW by the end of April 1999. Filing for the required Certificate of Public Convenience and Necessity is planned for the third quarter of 1999.

NEW RENEWABLE ELECTRIC ENERGY: In early August 1998, Wisconsin Electric issued a request for proposal soliciting bids for one or more contracts totaling up to 75 megawatts of renewable electric generating capacity. Renewable electric energy, also known as green energy, includes power generated by wind, water, sun, biomass and other renewable resources. The request for proposals is in response to the requirements of 1997 Wisconsin Act 204 and supports Wisconsin Electric's "Energy for Tomorrow" renewable energy program. The deadline for proposals was October 1, 1998. By the October 1, 1998 deadline, Wisconsin Electric received more than 20 responses to the request for proposal. After evaluation of all the proposals that were submitted, Wisconsin Electric developed a short list of proposals and is currently engaged in contract negotiations. Wisconsin Electric expects to complete these negotiations and sign purchase power agreements in the spring of 1999.

1997 Wisconsin Act 204 calls for the investor-owned utilities in the eastern part of the State of Wisconsin to add a combined total of 50 megawatts of renewable electric generating capacity to their energy mix by the end of year 2000. Wisconsin Electric is responsible for 27 megawatts of this total. The August 1998 request for proposal fulfills this obligation.

In June 1999, Wisconsin Electric will place in service two 660 kilowatt Vestas V47 wind turbines. The wind turbines will be located in southern Fond du Lac County in the Town of Byron. The electricity generated from this approximately $1.8 million dollar project will be sold to "Energy for Tomorrow" customers.

MIDWEST ISO: Wisconsin Electric is currently participating in the formation of a regional independent electric transmission system operator ("ISO") to promote reliability in the Midwest (the "Midwest ISO"). On January 15, 1998, Wisconsin Electric, along with eight other utilities, filed a proposal with the Federal Energy Regulatory Commission ("FERC") to establish the Midwest ISO, which would operate member electric transmission systems within the region as a single system. Regional oversight is required to maintain reliability because the system is being used increasingly for broad, regional transactions. In addition to reliability benefits, a regional ISO helps to ensure open and equal access to the electric transmission system and broadens the energy market by eliminating redundant transmission fees. As a net buyer of electric energy, Wisconsin Electric expects the Midwest ISO to result in lower energy costs for its customers as well as to improved regional reliability.

The PSCW completed a review of ISOs and issued an order in June 1998 that laid out new ISO guidelines that are more consistent with guidelines of the FERC. However, in its order, the PSCW stated that the Midwest ISO did not entirely meet the PSCW's guidelines. While not necessarily required, Wisconsin Electric plans to seek approval of the Midwest ISO from the PSCW.

The FERC conditionally approved the Midwest ISO proposal by order issued September 16, 1998. By order dated December 17, 1998, the FERC granted the Midwest ISO applicants' request for rehearing of certain portions of the September 1998 order. Hearings on the transmission rate aspects of the proposal are expected to commence before the FERC in June 1999. An independent Board of Directors for the Midwest ISO was elected in December 1998.


INDUSTRY RESTRUCTURING AND COMPETITION

Driven by a combination of market forces, regulatory and legislative initiatives, and technological changes, the electric industry continues a trend towards restructuring and increased competition. To date, competitive forces have been most prominent in the wholesale power market but are expected to continue to develop in the electric retail markets. The State of Illinois has passed legislation introducing retail electric choice for large customers in 1999 and for all customers by May 2002. For information concerning restructuring in the State of Michigan, see "MPSC Electric Restructuring" below. While the Company cannot predict the ultimate timing or impact of a restructured electric industry, Wisconsin Electric believes that, as a low-cost energy provider, it is well positioned to compete in a deregulated and competitive market. Among others, the following electric and gas industry restructuring initiatives are underway in regulatory jurisdictions where the Company currently does business.

PSCW'S ELECTRIC UTILITY INDUSTRY INVESTIGATION: Because of electric power shortages experienced during the summer of 1997, the PSCW expressed a desire in October 1997 to work on infrastructure issues and to develop a robust competitive electric wholesale market. The PSCW also stated its belief that the question of whether to implement electric retail competition in Wisconsin ultimately should be decided by the Wisconsin Legislature rather than by the PSCW. The PSCW agreed to pursue the following priority infrastructure issues as prerequisites to other restructuring work:

- Improvements to existing and addition of new electric transmission lines in the State of Wisconsin.

-  Additions of new generating capacity in the State of Wisconsin.

- Modifications to State of Wisconsin statutes to allow merchant generating plants to be built in Wisconsin without prior PSCW determination of need as one means of ensuring adequate generation.

- Development of an ISO for either the electric transmission system in the State of Wisconsin or in the region.

The Governor of the State of Wisconsin recently proposed in his current budget that the PSCW conduct a one year study on what it would take to get retail access in Wisconsin. This proposal will need to go through the legislative review process before such a study would be conducted.

AFFILIATE INTEREST DOCKET (05-BU-101): The PSCW is developing policies governing activities that can be performed by a utility or a utility affiliate. The activities under review include providing or selling any product or service other than core utility products. Wisconsin Electric has taken the position that state policy should protect competition, not individual competitors, and that customers should have the choice to use either Wisconsin Electric or another vendor for these products and services. Technical and public hearings were held in October and November of 1998. The PSCW is expected to issue an order by June 1999.

PUBLIC BENEFITS: The Wisconsin Legislature has formed a Council to draft legislation forming a Public Benefits Board. The Council is using the PSCW order in Docket 05-BU-100 as the starting point for the draft legislation. This PSCW order recommends plans to protect low-income utility customers, conservation programs and the environment under a deregulated electric industry. Wisconsin Electric has supported the development of such an approach to public benefits to ensure that Wisconsin Electric is not competitively disadvantaged by being required to continue to provide these benefits. It is likely legislation creating such a Public Benefits Board will be submitted in 1999.

MPSC ELECTRIC RESTRUCTURING: In 1998, the Michigan Public Service Commission ("MPSC") continued to move toward implementation of direct access for retail electric markets beginning on January 1, 2002. In February, the MPSC issued an order clarifying restructuring issues and directing Detroit Edison and Consumers Energy, the two largest utilities in the State of Michigan, to file tariff sheets and draft implementation plans for direct access. Following company submittals in late February 1998, the MPSC staff held several public meetings to discuss the plans with stakeholders. On June 30, 1998, the two companies filed revised implementation plans reflecting some of issues raised during the meetings. While the MPSC is currently reviewing other issues raised by the meetings, a phase-in of direct access is expected to commence in late 1999 for Michigan's two largest utilities with full access by January 1, 2002.

During 1998, public meetings on electric restructuring were also conducted in Michigan's Upper Peninsula to discuss direct access. Following meetings with the MPSC staff and the opening of dockets to begin the process of electric restructuring for smaller utilities, the smaller Michigan utilities, including Wisconsin Electric, filed proposals with the MPSC for implementing retail direct access on January 1, 2002 without a phase-in program. On February 2, 1999, the MPSC issued an order closing the above dockets, citing the progress made to date. Issues requiring further resolution will be the subject of future dockets for the smaller companies. The MPSC is expected to address access programs for smaller utilities after the initial phase-in has commenced in late 1999 for the large utilities in Michigan.

FERC OPEN ACCESS TRANSMISSION PROCEEDINGS: As a result of the Energy Policy Act of 1992, the FERC issued Order Nos. 888 and 889 in April 1996 relating to open access transmission service, stranded costs, standards of conduct and open access same-time information systems. The ruling was intended to create a more competitive wholesale electric power market.

In April 1997, Wisconsin Electric submitted a revised transmission tariff in compliance with FERC's orders on rehearing of its Order No. 888. In connection with Wisconsin Energy's acquisition of ESELCO, the FERC approved a joint transmission tariff covering both Wisconsin Electric and Edison Sault by order issued June 29, 1998. On December 18, 1998, the FERC approved Wisconsin Electric's Standards of Conduct required by Order No. 889. Order Nos. 888 and 889 have been appealed by many parties to the U.S. Court of Appeals for the Second Circuit.

Wisconsin Electric has long advocated open access to electric transmission facilities as a necessary step in the competitive restructuring of the electric utility industry. Wisconsin Electric does not believe that the FERC rulings or judicial review of these orders will have a detrimental effect on its liquidity, financial position or results of operations.

WHOLESALE COMPETITION: Wholesale sales of electric energy accounted for 6%, 5% and 5% of Wisconsin Electric's total electric operating revenues in 1998, 1997 and 1996, respectively. Wisconsin Electric attributes the increase in the past year to additional sales for resale that offset decreasing sales to municipal and rural electric wholesale customers as a result of renegotiated power sales contracts in 1995 and 1996. The renegotiated contracts contain discounts from previous rates charged to these customers.

A current contract with a 75 megawatt wholesale customer includes nominations of 90 megawatts as of May 1999 and 120 megawatts as of May 2000. A second wholesale customer with a current 50 megawatt demand may become a partial requirements customer beginning in October 2000. Wisconsin Electric expects to continue providing transmission services to this customer.

PSCW NATURAL GAS UTILITY INDUSTRY INVESTIGATION: The PSCW continued a generic investigation of the natural gas industry in the State of Wisconsin and addressed the extent to which traditional regulation should be replaced with a different approach. On July 1, 1997, Wisconsin Electric filed a modified dollar for dollar gas cost recovery mechanism ("GCRM") in accordance with a November 1996 PSCW order. This filing was updated on June 30, 1998. Purchased gas adjustment mechanisms have been evaluated by the PSCW as part of the PSCW's generic investigation. A GCRM will include after the fact prudence reviews by the PSCW. The matter is pending with anticipated implementation in the third quarter of 1999. Wisconsin Electric does not expect that a major portion of gas costs that are currently passed through to customers will be subject to price risk under this GCRM.


RATES AND REGULATORY MATTERS

The table below summarizes the anticipated annualized revenue impact of recent rate changes authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities based upon the sales projections utilized by those commissions in setting rates. Edison Sault implemented a temporary price cap in 1995. The PSCW regulates retail electric, steam and natural gas rates in the State of Wisconsin, while the FERC regulates wholesale power, electric transmission and gas transportation service rates. The MPSC regulates retail electric rates in the State of Michigan.


                              Revenue         Percent
                              Increase         Change
Service                      (Decrease)       in Rates    Effective Date
-------                      ----------       --------    --------------
                             (Millions)         (%)

Retail electric, WI (a)       $ 160.2          12.7          05/01/98
Retail gas (a)                   18.5           5.4          05/01/98
Steam heating (a)                 1.2           9.3          05/01/98
Retail electric, WI (a)         134.9          10.7          01/01/98
Retail gas (a)                   18.5           5.5          01/01/98
Steam heating (a)                 0.8           6.3          01/01/98
Retail electric, WI (b)          27.2           2.2          05/23/97
Retail electric, WI              (7.4)         (0.6)         02/18/97
Retail gas                       (6.4)         (2.0)         02/18/97
Steam heating                     0.1            .5          02/18/97
Retail electric, WI             (33.4)         (2.8)         01/01/96
Retail electric, WI              (1.1)         (3.3)         01/01/96
Retail gas                       (8.3)         (2.6)         01/01/96
Steam heating                    (0.8)         (5.1)         01/01/96


(a) The January 1, 1998 order was an interim PSCW order that was effective until the May 1, 1998 final order was received from the PSCW. The final May 1, 1998 order superseded the January 1, 1998 interim order.

(b) Fuel surcharge which ended as of May 1, 1998. Reflecting the combined effect of two PSCW orders, this surcharge was initially ordered on May 23, 1997 and was amended by the PSCW on December 23, 1997.


The PSCW requires that rate cases be conducted once every two years. Wisconsin Electric's next test year filing under the biennial cycle is scheduled to be filed with the PSCW in 1999. Discussion of rate changes for the 1998, 1997 and 1996 test years follow.

1998 TEST YEAR: On December 23, 1997, the PSCW issued an order authorizing Wisconsin Electric to implement interim Wisconsin retail rate increases effective January 1, 1998 in the amount of $154 million on an annualized basis, including $135 million for electric operations, $19 million for gas operations and $1 million for steam operations. The PSCW authorized permanent annualized retail base rate increases in the State of Wisconsin effective May 1, 1998 of $160 million for electric operations, $19 million for gas operations and $1 million for steam operations. The increases were based upon an authorized regulatory return on common equity of 12.2%.

In November 1998, Wisconsin Electric filed testimony and exhibits with the MPSC showing a $4 million annual revenue deficiency for its electric utility operations in the State of Michigan. Wisconsin Electric proposed a two stage increase in the filing. The first stage would increase rates 9.4% on an annualized basis effective with issuance of an order in the case. The second stage, proposed to be effective July 1, 1999, would increase the stage-one rates by another 4.8% on an annualized basis.

The primary factors influencing the 1998 rate changes in the State of Wisconsin and the proposed rate changes in the State of Michigan include:

- Increased costs related to the construction, operation and maintenance of generation, transmission and distribution facilities to assure reliability of electric service.

- Increased costs associated with the need to implement technological solutions to make computer systems "Year 2000 Ready" and to meet customer expectations.

- Increased payroll and benefits due to (1) additional personnel to fill vacant positions that occurred while Wisconsin Energy and Northern States Power Company were pursuing the Primergy merger and (2) increased staff to support key areas such as nuclear operations, customer service and information services.

-  Increased fuel and purchased power costs.

-  Increased cost of capital.

- Accelerated amortization of the remaining balance of pre-1991 contributions in aid of construction at December 31, 1997.

See "Mergers" above for additional information concerning the Wisconsin Energy's terminated merger agreement with NSP. See "Year 2000 Technology Issues" below for further information concerning the estimated costs to examine and modify existing software application and operational programs and hardware that is date sensitive and may not be "Year 2000 Ready." See Note C - Depreciation" in the Notes to Financial Statements for information about the accelerated amortization of certain contributions in aid of construction.

1997 TEST YEAR: In an order dated February 13, 1997, the PSCW directed Wisconsin Electric to implement rate decreases for retail electric and gas customers in the State of Wisconsin of $7 million and $6 million, respectively, on an annualized basis, and a steam rate increase of $0.1 million on an annualized basis. The order was effective February 18, 1997 and was based upon a regulatory return on common equity of 11.8%. The PSCW had determined that it required a special full review of Wisconsin Electric's rates for the 1997 test year in connection with consideration of the application for approval of the proposed merger of Wisconsin Energy and NSP discussed above under "Mergers."

1996 TEST YEAR: In a letter order dated September 11, 1995, the PSCW directed Wisconsin Electric to implement rate decreases for Wisconsin retail electric, gas and steam customers of $33 million, $8 million and $0.8 million, respectively, on an annualized basis effective January 1, 1996. Also effective January 1, 1996, the MPSC authorized Wisconsin Electric to implement a rate decrease for Michigan non-mine retail electric customers of $1 million or 3.3% on an annualized basis. The Empire and Tilden ore mines are separately regulated by the MPSC.

EDISON SAULT PRICE CAP: On August 22, 1995, Edison Sault filed an application with the MPSC for authority to implement price cap regulation for its electric customers in the State of Michigan. In the application, Edison Sault proposed that its base rates be capped at existing levels, that its existing Power Supply Cost Recovery factor be rolled into base rates and that its existing Power Supply Cost Recovery Clause be suspended. On September 21, 1995, the MPSC approved Edison Sault's application subject to the modification that Edison Sault give thirty days notice rather than two weeks notice for rate decreases. Edison Sault will file an application with the MPSC by October 1, 2000 to address the experience under the price cap mechanism. The MPSC's order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances.

FUEL COST ADJUSTMENT PROCEDURE: Effective in 1998 under the PSCW's retail electric fuel cost adjustment procedure in the State of Wisconsin, retail electric rates may be adjusted, on a prospective basis, if cumulative fuel and purchased power costs, when compared to the costs projected in the retail electric rate proceeding, deviate from a prescribed range and are expected to continue to be above or below the authorized annual range of 2%.

During 1997, extended outages at Point Beach, an extended maintenance outage at Oak Creek Power Plant that was concluded in June 1997, delayed commercial operation of LS Power's cogeneration facility, and higher than projected purchased power costs per megawatt-hour due to regional electric energy supply constraints resulted in increased fuel and purchased power costs at Wisconsin Electric. Wisconsin Electric estimates that such costs were approximately $116 million higher than those included in 1997 base electric rates in all jurisdictions.

On December 23, 1997, the PSCW issued a combined final order on two 1997 Wisconsin Electric filings under Wisconsin's fuel cost adjustment procedure, authorizing Wisconsin Electric to recover $27 million of additional 1997 fuel and purchased power costs from Wisconsin retail electric customers during the 1997-1998 biennial period. This temporary fuel surcharge ended as of May 1, 1998. Wisconsin Electric estimates that of the $116 million of excess fuel and purchased power costs incurred during 1997, it recovered a total of $27 million as a result of the PSCW's December 1997 order, leaving $89 million unrecovered.

As part of the PSCW's 1998 Rate Order, Wisconsin Electric was required to file by October 1, 1998 its forecast of electric fuel costs for the 1999 calendar year. Wisconsin Electric filed the forecast, which indicated no change in fuel costs compared to the 1998 Rate Order, with the PSCW on September 25, 1998. This matter is currently under review by the PSCW.

In December 1995, the MPSC approved the suspension of the Power Supply Cost Recovery Clause (fuel adjustment procedure) for a five-year period for Michigan retail electric customers.

NUCLEAR OPERATION AND MAINTENANCE COST DEFERRAL: See "Note F - Nuclear Operations" in the Notes to Financial Statements for information regarding approval by the PSCW during 1997 for Wisconsin Electric to defer certain non-fuel nuclear operation and maintenance costs.

PURCHASED GAS ADJUSTMENT MECHANISM: In the case of natural gas costs, differences between the test year estimate and the actual cost of purchased gas are accounted for through a purchased gas adjustment clause. See "Industry Restructuring and Competition" above for information concerning a PSCW order changing the purchased gas adjustment mechanism in 1999.

NON-UTILITY ASSET CAP: Wisconsin Energy is subject to certain current restrictions which may limit diversification in non-utility activities. Under a formula included in the provisions of Wisconsin's Public Utility Holding Company Law, the sum of the assets of all non-utility affiliates in a holding company system generally may not exceed 25% of the assets of all public utility affiliates. As of December 31, 1998, the assets of Wisconsin Energy's non-utility affiliates approximated 12% of the assets of its public utility affiliates.

Following WISVEST Corporation's pending acquisition of $272 million of generating facilities in the second quarter of 1999, Wisconsin Energy anticipates that the percent of asset cap formula non-utility assets will increase from approximately 12% to over 18%. Wisconsin Energy is currently working with the other utility holding companies in the State of Wisconsin in an effort to modify the asset cap provisions of Wisconsin's Public Utility Holding Company Law. However, there can be no assurance that the current asset cap restrictions will be modified or that the restrictions will not affect Wisconsin Energy's future non-utility diversification activities.

For additional information concerning WISVEST Corporation's pending acquisition of generating assets in the State of Connecticut, see "Note L Commitments and Contingencies" in Wisconsin Energy's Notes to Financial
Statements.

YEAR 2000 TECHNOLOGY ISSUES

The Company is working to resolve the potential impact of the Year 2000 on its ability to operate critical systems and to accurately process information that may be date sensitive. Wisconsin Energy, including Wisconsin Electric, Edison Sault and the non-utility subsidiaries, utilize business application software as well as infrastructure and process control systems across their operations. Related computer programs and hardware may use two-character digits such as `00' to define the applicable year rather than four-character digits such as `2000'. When these systems or applications encounter the Year 2000, they could potentially read the year as `1900' and either process data incorrectly or shut down altogether. If not addressed in a timely manner, this Year 2000 problem could have a materially adverse impact on the operations or financial condition of the Company.

YEAR 2000 PROJECT: During 1997, the Company created Year 2000 program teams, overseen by executives of the Company, to address its Year 2000 issues. The teams, comprising representatives with subject matter expertise, are addressing:

- Business applications that provide function and process to the business units;

- Infrastructure including information technology voice, video, data systems and related structure;

- Process control systems including the impact of embedded systems across all operations;

- Supplier compliance dealing with critical direct suppliers of services and materials; and

- Significant customers and their ability to avoid major Year 2000- related business interruptions.

The Year 2000 teams are following a structured process of inventorying and assessing potential Year 2000 problems, of remediating, testing, and certifying Year 2000 readiness and of developing and implementing Year 2000 risk management contingency plans. Although additional systems or processes may be identified as the program moves forward, the Company has substantially completed an initial inventory of potential Year 2000 problems across all operating areas and completed its assessment of critical areas in the fourth quarter of 1998. The remediation and testing phases are currently in progress and extensive contacts with critical third party suppliers are ongoing. Based upon an initial assessment of critical supplier Year 2000 readiness that was completed in the third quarter of 1998, the Company is currently initiating additional supplier risk mitigation actions. Wisconsin Energy expects to evaluate its significant customers during 1999.

The Company has structured its Year 2000 program to identify, prioritize and address critical business functions within the Company including:

- Providing Energy Supply, which includes the safe operation and maintenance of all nuclear, fossil and hydro generating facilities;

- Providing a Reliable Energy Pathway, which includes the safe operation and maintenance of the Company's electric transmission and electric, gas and steam distribution systems;

- Providing Customer Service, which includes the ability to respond to customer emergencies both from a customer contact point of view and from a restoration perspective as well as the ability to handle customer calls, to bill customers and to process payments;

- Supporting the Business, which includes the critical human resource, supply chain, finance and information resource activities that support operation of the business; and

-  Critical Facilities operations.

With the exception of those projects that are dependent upon activities such as scheduled power plant maintenance outages later in 1999, the Company currently expects its core, critical business functions to be "Year 2000 Ready" by June 30, 1999. However, additional refinements and testing may continue through the end of 1999. Based upon the Nuclear Energy Institute's standard definition, which has been adopted by Wisconsin Energy, "Year 2000 Ready" systems or applications will be suitable for continued use into the Year 2000 even though the system or application may not be fully "Year 2000 Compliant."

POTENTIAL RISKS AND CONTINGENCY PLANNING: The Company is continuing an ongoing process of assessing potential Year 2000 risks and uncertainties. Internal and external risks are included in the Company's assessment and identification of mitigation strategies. Wisconsin Energy expects to successfully mitigate its controllable internal Year 2000 problems.

For its core operation, Wisconsin Energy also relies upon third parties such as
(1) other power providers to and operators of the integrated electric transmission and distribution grid, (2) fuel suppliers, (3) producers of natural gas and suppliers of interstate natural gas transportation services, and (4) providers of external infrastructure such as telecommunications, municipal sewer and water as well as emergency services. Failure of these critical third parties to identify and remediate their Year 2000 problems could have a material impact on the Company's operation and financial condition. The Company's Year 2000 program is structured to identify, assess and mitigate these third party risks where possible. At this time, Wisconsin Energy believes that mitigation efforts will be successful.

As part of its normal business practice, the Company maintains and periodically initiates various contingency plans to maintain and restore its energy services during emergency circumstances, some of which could arise from Year 2000 related problems. During 1999, Wisconsin Energy intends to leverage this experience in the development and implementation of Year 2000 related contingency and business continuity plans. As part of this effort, the Company is coordinating its Year 2000 readiness program with various trade associations and industry groups and is working with the Mid-America Interconnected Network, Inc., ("MAIN"), the North American Electric Reliability Council and the Wisconsin Reliability Assessment Organization to develop and implement regional electric reliability contingency plans. Wisconsin Electric is participating with other utilities in MAIN to develop reasonably likely worst case scenarios for the region. The scenarios currently identified as reasonably likely represent situations that have been encountered under normal operating conditions. Contingencies for these scenarios are generally addressed through normal operating procedures. Scenarios that have been jointly identified and assessed are:

-  Loss or unavailability of some generation;

- Partial loss of system monitoring and control functions, including data communication;

-  Partial loss of voice communications;

-  Loss of transmission facilities; and

-  Loss of load and/or uncharacteristic loads.

Wisconsin Electric presently agrees with MAIN's assessment that the probability of these scenarios occurring due to Year 2000 is not significantly in excess of normal expectations. The Company's current operating and contingency plans are expected to adequately handle the above scenarios. The Company is currently reviewing operating and contingency plans to identify further enhancements or updates specifically addressing Year 2000 issues.

FINANCIAL IMPLICATIONS: Wisconsin Energy currently estimates that it will incur approximately $44 million of expenses during 1998 through 2000 for its Year 2000 program. $15 million has been incurred as of December 31, 1998. In addition, the Company expects to capitalize costs of approximately $20 million to replace certain existing infrastructure and process control systems of which $9 million has been capitalized as of December 31, 1998. In its May 1998 Rate Order from the PSCW, Wisconsin Electric received approval for recovery in rates of approximately $13 million per year of Year 2000-related expenses in the Wisconsin retail jurisdiction during the 1998-1999 biennial period. In addition, the 1998 PSCW rate order included the associated capital expenditures related to Wisconsin Electric's Year 2000 program.

The discussion above includes many forward looking statements concerning potential schedules, plans, costs, risks and uncertainties facing Wisconsin Energy as a result of the Year 2000 problem. Based upon its activities to date, the Company expects to successfully implement the changes necessary to become "Year 2000 Ready" by the end of 1999. However, the Year 2000 problem has many elements and potential consequences, some of which may not be reasonably foreseeable, and there can be no assurances that every Year 2000 problem will be identified and addressed or that unforeseen consequences will not arise. Unanticipated factors while implementing the changes necessary to mitigate Year 2000 problems, including the ongoing availability and costs of trained personnel, the ability to locate and correct all relevant codes in computer and embedded systems, or the failure of critical third parties to communicate about and to mitigate their Year 2000 problems could result in unanticipated interruptions in certain core business activities or operations of Wisconsin Energy.


ENVIRONMENTAL MATTERS

NATIONAL AMBIENT AIR QUALITY STANDARDS: On July 18, 1997 the United States Environmental Protection Agency ("EPA") revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined, Wisconsin Electric believes that these revised standards will likely require significant reductions in sulfur dioxide ("SO2") and nitrogen oxide ("NOx") emissions from coal-fired generating facilities. Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from the year 2003 through the year 2012, beginning with the ozone transport reductions described below under "Final EPA Ozone Transport Rulemaking." Reductions associated with the new particulate matter standard will likely be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below in "Final EPA Ozone Transport Rulemaking", Wisconsin Electric is currently unable to determine the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

FINAL EPA OZONE TRANSPORT RULEMAKING: On October 27, 1998, the EPA promulgated ozone transport rules to address transport of NOx and ozone into ozone non-attainment areas in the eastern half of the United States. The rules require electric utilities in 22 eastern states and the District of Columbia, including the State of Wisconsin, to significantly reduce NOx emissions by May 1, 2003. Affected states are required to submit their respective state implementation plans to the EPA by September 1999. The rules have been legally challenged by numerous affected states and other stakeholders.

Wisconsin Electric is working with a variety of state and regional stakeholders to provide input to the plan under development by the State of Wisconsin. Wisconsin Electric is evaluating various NOx control techniques to develop a least cost compliance plan and currently estimates total capital costs of $250 million to $300 million and annual operation and maintenance costs of $10 million to $25 million to comply with such a plan. Wisconsin Electric believes that compliance with the NOx emission reductions required by the EPA's final ozone transport rules will likely mitigate costs to comply with the EPA's July 18, 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

As a result of the EPA's October 1998 final ozone transport rules, the Company also expects to incur capital costs in the range of $20 million to $35 million prior to May 2003 at the two fossil-fueled power plants in the State of Connecticut, which the Company expects to acquire in the second quarter of 1999. For additional information concerning the acquisition of these two Connecticut power plants, see "Liquidity and Capital Resources Capital Requirements" below as well as "Note L - Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

MANUFACTURED GAS PLANT SITES: Wisconsin Electric is voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. See "Note L - Commitments and Contingencies" in the Notes to Financial Statements for additional information.

ASH LANDFILL SITES: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. However, ash materials have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been performed to address these conditions. These costs are included in the environmental operating and maintenance costs of Wisconsin Electric.


COAL SUPPLY AND TRANSPORTATION MATTERS

During 1997, coal deliveries to certain Wisconsin Electric generating facilities, as well as to the electric generating facilities of many other utilities, had been impaired by massive congestion problems on the Union Pacific Railroad. As a result of the merger of the Union Pacific Railroad with the Southern Pacific Railroad, a backlog of coal deliveries had caused stockpiles to decline at some of Wisconsin Electric's power plants and forced Wisconsin Electric to seek alternative coal delivery routes. While coal delivery performance by the Union Pacific Railroad has not fully recovered, performance improved during 1998 and Wisconsin Electric's coal inventories have now returned to acceptable levels.

During the fall of 1997, Wisconsin Electric completed construction of a rail spur at the Pleasant Prairie Power Plant, which burns over 40% of Wisconsin Electric's annual coal requirements. The new rail spur, connecting to the rail line of a competitor of the Union Pacific Railroad, provides Wisconsin Electric with another means of delivery to the Pleasant Prairie Power Company and significantly reduced Wisconsin Electric's risk of future impaired coal delivery due to problems at the Union Pacific Railroad.

As of the beginning of 1999, Wisconsin Electric had approximately a 94-day supply of coal in inventory at its coal-fired facilities. As part of its Year 2000-related contingency planning and implementation, Wisconsin Electric expects to build the inventory of coal during 1999 at its coal-fired facilities to an estimated 111-day supply by December 31, 1999.


OUTLOOK

The following forecasts are forward-looking statements subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: business and competitive conditions in the energy industry, in general, and in the Company's service territory; availability of the Company's generating facilities; changes in purchased power costs; and the economy, weather, the restructuring of the electric and gas utility industries, and unforeseen problems associated with non-utility diversification efforts. See "Cautionary Factors" below.

EARNINGS: The Company currently estimates that its earnings during 1999 will be in the range of $1.85 to $2.05 per share, an increase of between 12 and 24 percent over 1998 earnings.

ELECTRIC SALES: Assuming moderate growth in the economy of its service territory and normal weather, the Company presently anticipates total retail and municipal electric kilowatt-hour sales to grow at a compound annual rate of 2.1% over the five-year period ending December 31, 2003.

GAS DELIVERIES: Assuming moderate growth in the economy of its service territory and normal weather, the Company currently forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.9% over the five-year period ending December 31, 2003.

ADDITIONAL GAS SERVICE TERRITORY: In July 1997, the PSCW approved Wisconsin Electric's application to expand natural gas service to more than 4,500 potential customers in northeastern Wisconsin. When completed, the project will involve the installation of more than 350 miles of new gas main. During 1998, about 2,400 customers were connected and the remainder are expected to be connected during 1999. 1999 capital expenditures for this project are included in anticipated construction expenditures shown below under "Capital Requirements" in "Liquidity and Capital Resources."

EMPLOYEES: The Company expects to add approximately 570 full-time equivalent employees during 1999. Of the total 570 full-time equivalent employees, approximately 370 are attributable to Wisconsin Electric, primarily in such key areas as distribution operations, nuclear operations, customer service and information resources. Approximately half of the new employees at Wisconsin Electric are expected to replace contract labor that has been used during the past couple of years. Approximately 200 full-time equivalent non-utility employees are expected to be added in the second quarter of 1999 when WISVEST Corporation closes on the acquisition of two fossil-fuel power plants from The United Illuminating Company, an unaffiliated investor owned utility in New Haven, Connecticut. For additional information concerning this acquisition, see "Note L Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

EFFECTS OF WEATHER

By the nature of its utility business segments, Wisconsin Energy's and Wisconsin Electric's earnings are sensitive to weather variations from period to period. Variations in winter weather affect heating load for both the gas and electric utilities. Variations in summer weather affect cooling load for the electric utilities as well as therm deliveries to gas- fired electric generating customers. The table below summarizes weather as measured by degree days at Mitchell International Airport in Milwaukee, Wisconsin for each of the three years ended December 31.



                                        % Change           % Change
                                          1997               1996
Degree Days               1998   1997    to 1998    1996    to 1997
-----------               ----   ----    -------    ----    -------
Heating (7,005 Normal)   5,848  7,101    (17.7%)   7,469     (4.9%)
Cooling (657 Normal)       800    407     96.6%      608    (33.1%)

EFFECTS OF INFLATION

With expectations of low-to-moderate inflation, the Company does not believe the impact of inflation will have a material effect on its future results of operations.

MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and in the cost of gas for its gas operations. Exposure to interest rate changes relates to the Company's short and long-term debt as well as its preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to debt and equity security investments held in various trust funds. Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy, and exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil. Currently, the Company does not utilize derivative financial instruments. Griffin Energy Marketing L.L.C., a subsidiary of Wisvest, began marketing energy related services and limited trading of electricity in 1998. Griffin's activities during 1998 were financially insignificant. The Company is evaluating to what extent it will use derivative financial and commodity instruments in the normal course of their future business.

For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

INTEREST RATE RISK: The Company, including its affiliates, have various short-term borrowing arrangements to provide working capital and general corporate funds. The level of borrowings under such arrangements vary from period to period, depending upon, among other factors, capital investments. Future short-term interest expense and payments will reflect both the level of future short-term interest rates and borrowing levels.

The table that follows provides information about long-term financial instruments that were held by the Company at December 31, 1998 and that are sensitive to changes in interest rates. For long-term debt, the table presents principal cash flows that exist by maturity date and the related annualized average interest rate of the maturing long-term debt. The annualized average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate at December 31, 1998.

                                         Expected Maturity Date                                    Fair Value
                                     ------------------------------                                   as of
                                     1999    2000     2001     2002    2003  Thereafter   Total     12/31/98
                                     ----    ----     ----     ----    ----  ----------   -----     --------
                                                               (Millions of Dollars)
Fixed Rate Long-Term Debt
   Wisconsin Electric               $92.9  $ 1.9    $ 1.9    $ 1.9   $ 1.9    $1,193.1   $1,293.6   $1,378.7
      Average Interest Rate           6.6%   7.5%     7.5%     7.5%    7.5%        7.2%       7.2%
   Wisconsin Energy  (a)            $95.9  $31.9    $20.7    $16.9   $16.0    $1,338.3   $1,519.7   $1,605.7
      Average Interest Rate           6.6%   6.4%     6.8%     6.6%    6.9%        7.2%       7.1%

Variable Rate Long-Term Debt
   Wisconsin Electric                  -      -        -        -       -     $  165.4   $  165.4   $  165.4
      Average Interest Rate                                                        4.0%       4.0%
   Wisconsin Energy  (a)            $ 2.9  $ 8.1    $ 4.3    $ 0.2   $ 0.3    $  167.8   $  183.6   $  183.6
      Average Interest Rate           7.7%   6.9%     6.9%     7.6%    7.6%        4.1%       4.3%

Preferred Stock Not Subject to
   Mandatory Redemption
   Wisconsin Electric
      and Wisconsin Energy (a)         -       -        -       -        -         -     $   30.4   $   20.2
      Average Dividend Rate                                                                   4.0%


(a) Wisconsin Energy includes the holding company as well as all subsidiaries.

For additional information concerning the Company's short-term debt, long-term debt and preferred stock, see "Note I - Notes Payable," "Note H - Long- Term Debt" and "Note G - Preferred Stock", respectively, in the Notes to Financial Statements.

MARKETABLE SECURITIES RETURN RISK: The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect pension, other postretirement benefit and nuclear decommissioning expenses in future periods. Future annuity payments to these trust funds can be affected by changes in the market price of the trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators.

At December 31, 1998, the Company had the following total trust fund assets at fair value, primarily consisting of available for sale debt and equity security investments.

================================================================================

                                        Wisconsin Energy   Wisconsin Electric
                                        ----------------   ------------------
                                               (Thousands of Dollars)
Pension trust funds                       $ 839,659           $ 828,491
Nuclear decommissioning trust fund          518,505             518,505
Other postretirement benefit trust funds     68,913              68,913

================================================================================

For additional information concerning the Company's pension and other postretirement benefits, see "Note J - Benefits" in the Notes to Financial Statements. For additional information concerning nuclear decommissioning, see "Note F - Nuclear Operations" in the Notes to Financial Statements.

COMMODITY PRICE RISK: In the normal course of business, the Company's utility subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their native load customers. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. Wisconsin Electric manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers. To a certain extent, Wisconsin Electric's retail fuel cost adjustment procedure in Wisconsin may mitigate some of the risk of fuel cost price fluctuation. Currently, the purchased gas adjustment mechanism in Wisconsin mitigates the risk of gas cost variations. During 1999, this purchased gas adjustment mechanism will be replaced by a new gas cost recovery mechanism. For additional information concerning the fuel cost adjustment procedure and the purchased gas adjustment mechanism, see "Rates and Regulatory Matters" above in "Factors Affecting Results of Operations." For additional information concerning the change in the purchased gas adjustment mechanism, see "Industry Restructuring and Competition" above in "Factors Affecting Results of Operations."

ACCOUNTING MATTERS

NEW PRONOUNCEMENTS: See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for information concerning new pronouncements issued by the Financial Accounting Standards Board ("FASB") during 1998.

In February 1996, the FASB released for comment an exposure draft of a Proposed Statement of Financial Accounting Standards entitled "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets" ("Proposed FAS"). The Proposed FAS would have required the Company to recognize as a liability the present value of the estimated future total costs associated with closure or removal of certain long-lived assets and to correspondingly capitalize those costs as an increase in the cost of long-lived asset associated with the obligation. The capitalized costs would have been depreciated to expense over the useful life of the asset. Following redeliberations during 1997 and 1998, the FASB has decided to continue with the project and plans to issue a second exposure draft in the second quarter of 1999. To reflect a broadened scope from the original project, the title of the project was changed to "Accounting for Obligations Associated with the Retirement of Long-Lived Assets."

The scope of the second exposure draft of the Proposed FAS would most likely include decommissioning costs for Point Beach and may also apply to other facilities of the Company. With respect to decommissioning costs for Point Beach, the Proposed FAS would result in Wisconsin Electric recording a decommissioning liability and a corresponding asset as required by the pronouncement. Currently, nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units at Point Beach based upon an external sinking fund method. Any changes in depreciation expense due to differing assumptions between the Proposed FAS and those currently required by the PSCW are not expected to be material and would most likely be deferrable and recoverable in rates. For additional information on the costs of decommissioning Point Beach, see "Note F - Nuclear Operations" in the Notes to Financial Statements.

REGULATORY ACCOUNTING: Wisconsin Energy's utility subsidiaries, Wisconsin Electric and Edison Sault, operate under electric utility rates which are subject to the approval of the PSCW, MPSC and FERC, and natural gas and steam utility rates that are subject to the approval of the PSCW (see "Rates and Regulatory Matters" above). Such rates are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility rates which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's' books may no longer be appropriate as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation

("FAS 71"), and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings.

As discussed above under "Rates and Regulatory Matters", the MPSC issued a five-year experimental price cap order for Edison Sault electric rates that expires in the year 2000. This order allows Edison Sault to seek rate relief for costs incurred under extraordinary circumstances.

Because of Edison Sault's price cap order and other potential changes in the industry, the Company continually reviews the applicability of FAS 71 and has determined that it is currently appropriate to continue following FAS 71 at Edison Sault. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future at either Wisconsin Electric or at Edison Sault. See "Note A-Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.

LIQUIDITY AND CAPITAL RESOURCES

INVESTING ACTIVITIES

Wisconsin Energy invested a net total of $1.3 billion in its businesses during the three years ended December 31, 1998 of which $1.0 billion was at Wisconsin Electric. Investments during this three-year period included $1.1 billion for construction of or investment in new or improved facilities or projects: $909 million for the construction of new or improved utility plant at Wisconsin Electric and $225 million for projects at Wisconsin Energy's remaining subsidiaries. Additional investments during this three-year period included $43 million for the acquisition of nuclear fuel and $85 million for the eventual decommissioning of Point Beach. The following are some of the larger construction or investment projects in which the Company invested during the three years ended December 31, 1998.

POINT BEACH UNIT 2 STEAM GENERATORS: In May 1996, Wisconsin Electric received a written order from the PSCW approving replacement of the Point Beach Unit 2 steam generators. Replacement of the Unit 2 steam generators was completed in January 1997. Capital expenditures of $7 million and $48 million were made during 1997 and 1996, respectively, for replacement of the Unit 2 steam generators.

MILWAUKEE COUNTY POWER PLANT: In December 1996, Wisconsin Energy acquired the steam and chilled water production and distribution facilities to complete the second phase of the purchase of the Milwaukee County Power Plant. Two outstanding contingencies were met prior to closing the purchase. The PSCW approved the purchase of the steam facilities, and the five largest customers signed steam and chilled water service agreements which obligate them to purchase their present and future heating and cooling requirements from Wisconsin Energy for a period of ten years. The capital cost for the steam facilities was approximately $21 million. Wisconsin Electric has integrated these facilities and the associated customers into its steam utility operations. The capital cost for the chilled water facilities was approximately $19 million. A separate subsidiary of Wisconsin Energy operates the chilled water facilities as a non-regulated business.

NON-UTILITY: Wisconsin Energy's net non-utility assets amounted to approximately $524 million at December 31, 1998, an increase of $293 million over the past three years. Primary additions during this three-year period included $138 million of energy related investments by WISVEST Corporation, $82 million of investments in land and buildings by WISPARK Corporation, $45 million for Minergy's glass aggregate plant described below and 19 million for WISVEST Corporation's acquisition of the chilled water facilities at the Milwaukee County Power Plant described above. Wisconsin Energy is reviewing additional non-utility growth opportunities on an ongoing basis and may make further investments and/or acquisitions from time to time. For additional information concerning WISVEST Corporation's pending acquisition of two fossil-fueled power plants in the State of Connecticut, see "Capital Requirements" below. Also, see "Note K - Segment Reporting" in Wisconsin Energy's Notes to Financial Statements.

MINERGY GLASS AGGREGATE PLANT: In 1998, Minergy Corp., a non-utility subsidiary of Wisconsin Energy, placed into operation a $45 million facility in Neenah, Wisconsin that recycles paper sludge from area paper mills into two usable products: glass aggregate and steam. The glass aggregate is being sold into existing construction and aggregate markets and the steam is being sold to a local paper mill. The plant results in substantial environmental and economic benefits to the area by providing an alternative to landfilling paper sludge. Minergy commenced construction in July 1996, with commercial operation scheduled for April 1998. Capital expenditures of $3 million, $27 million and $15 million were made during 1998, 1997 and 1996, respectively, for this facility.

CASH PROVIDED BY OPERATING AND FINANCING ACTIVITIES

During the three years ended December 31, 1998, total cash provided by operating activities at both Wisconsin Energy and Wisconsin Electric were $1.3 billion. During this period, internal sources of funds, after the payment of dividends, provided 63% of Wisconsin Energy's and 74% of Wisconsin Electric's capital requirements.

Financing activities during the three-year period ended December 31, 1998 included the issuance of $599 million of long-term debt by Wisconsin Energy of which $400 million was issued by Wisconsin Electric. The proceeds of these new debt issues were used to retire maturing debt or refinance higher coupon debt in the amount of $324 million at Wisconsin Energy, including $303 million at Wisconsin Electric, and for other general corporate purposes. Wisconsin Energy and Wisconsin Electric increased their short-term debt by $125 million and $69 million, and Wisconsin Energy added $63 million of common equity from the issuance of new shares through the Company's stock plans during the three years ended December 31, 1998. No preferred stock was issued. Dividends on Wisconsin Energy's common stock were $177 million, $173 million and $167 million during 1998, 1997 and 1996, respectively. Wisconsin Electric paid dividends to Wisconsin Energy of $179 million, $214 million and $168 million during 1998, 1997 and 1996, respectively, and received a total of $100 million in capital contributions from Wisconsin Energy during this three-year period.

During 1998, WISPARK Corporation, a non-utility subsidiary of Wisconsin Energy, secured $18 million of bank financing in the form of adjustable rate mortgage notes due 2000-2008 to finance the construction or purchase of various facilities.

In December 1998, Wisconsin Energy Capital Corporation, another non-utility subsidiary of Wisconsin Energy then named Wisconsin Michigan Investment Corporation, issued $20 million of 6.21% medium-term notes due 2008, $30 million of 6.51% medium-term notes due 2013 and $50 million of 6.94% medium-term notes due 2028. Proceeds of the issues were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

In June 1998, Wisconsin Electric issued $150 million of 6-1/2% debentures due 2028. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In April 1998, Wisconsin Energy Capital Corporation issued $25 million of 6.48% medium-term notes due 2008. Proceeds from the issue were added to Wisconsin Energy Capital Corporation's general funds and were used to financed non-utility projects and for other general corporate purposes.

In October 1997, Wisconsin Energy Capital Corporation, issued $15 million of 6.40% medium-term notes due 2001 and $12 million of 6.33% medium-term notes due 2002. In November 1997, Wisconsin Energy Capital Corporation issued $20 million of 6.22% medium-term notes due 2000. Proceeds were added to Wisconsin Energy Capital Corporation's general funds and were used to finance various non-utility projects and for other general corporate purposes.

In December 1996, Wisconsin Electric and WISVEST Corporation issued promissory notes in the amount of $12 million and $11 million, respectively, due 2006. The notes were issued as part of the transaction to acquire the steam and chilled water facilities from Milwaukee County. The notes have been discounted to reflect the difference between an effective interest rate of 6.36% and a stated rate of 1.93%.

In November 1996, Wisconsin Electric issued $200 million of 6 5/8% unsecured debentures due 2006. Proceeds were added to Wisconsin Electric's general funds and were applied to the repayment of short-term borrowings and for other general corporate purposes.

See "Note A - Summary of Significant Accounting Policies" in Wisconsin Energy's Notes to Financial Statements for a discussion of various limitations on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy.

CAPITAL STRUCTURE

Wisconsin Energy's and Wisconsin Electric's capitalization at December 31 were:

================================================================================

                                   Wisconsin Energy   Wisconsin Electric
                                   ----------------   ------------------
                                    1998     1997       1998      1997
                                    ----     ----       ----      ----
Common Equity                       46.6%    48.6%      47.5%     48.5%
Preferred Stock                      0.7%     0.8%       0.9%      0.9%
Long-Term Debt (including
  current maturities)               45.7%    42.3%      45.5%     43.7%
Short-Term Debt                      7.0%     8.3%       6.1%      6.9%
                                   ------   ------     ------    ------
                                   100.0%   100.0%     100.0%    100.0%
                                   ======   ======     ======    ======

================================================================================

Even though earnings increased during 1998 compared to 1997, the Company's common equity ratio decreased while long-term debt increased. This was due to the issuance of $150 million of debentures by Wisconsin Electric and

$100 million of medium term notes by Wisconsin Energy Capital Corporation, which were added to the general funds of Wisconsin Electric and Wisconsin Energy Capital Corporation, respectively, and used to reduce short-term borrowings and for other general corporate purposes. Wisconsin Electric decreased short-term debt by $23 million, while Wisconsin Energy's consolidated short-term debt decreased by $38 million.

The Company has maintained strong bond ratings which provides necessary access to the capital markets for growth opportunities. Wisconsin Electric currently has senior secured debt ratings of AA+ by Standard & Poor's Corporation ("S&P") and Duff & Phelps Inc. ("D&P"), Aa2 by Moody's Investors Service ("Moody's") and AA by Fitch Investors Service ("Fitch"). In addition, Wisconsin Electric currently has unsecured debt ratings of AA by S&P and D&P, Aa3 by Moody's and AA- by Fitch. Wisconsin Electric's preferred stock has ratings of AA- by S&P and Fitch, aa3 by Moody's and AA by D&P. Moody's has assigned a rating on Wisconsin Energy Capital Corporation's unsecured debt of A1 and S&P an AA. Wisconsin Energy Corporation's and Wisconsin Electric's commercial paper are rated A-1+ by S&P and P1 by Moody's. In March 1999, the Trust Preferred securities of WEC Capital Trust I were assigned preliminary ratings of a1 by Moody's and a+ by S&P.

At year-end 1998, Wisconsin Energy had $255 million of unused lines of bank credit and approximately $17 million of cash and cash equivalents, and Wisconsin Electric had $128 million of unused lines of bank credit and $14 million of cash and cash equivalents.

CAPITAL REQUIREMENTS

CONSTRUCTION EXPENDITURES: The Company's total construction budget for 1999 is approximately $889 million, including $350 million for Wisconsin Electric and $539 million for Wisconsin Energy's non-utility subsidiaries as well as for Edison Sault.

Wisconsin Electric's construction expenditures during 1999 include recurring additions to and/or improvements of generation, transmission and distribution facilities to assure the reliability of electric service; anticipated expenditures at fossil power plants to comply with evolving air quality standards; the acquisition of new combustion turbines; and technology-related expenditures for the Year 2000 and for other technology improvement efforts.

Of Wisconsin Energy's $539 million capital budget for the non-utility subsidiaries and for Edison Sault, $315 million is directly related to WISVEST Corporation's anticipated acquisition of certain generating assets discussed below. The remaining capital budget is primarily for property additions at Wisconsin Energy's principal non-utility subsidiaries including WISVEST Corporation, Minergy Corp., and WISPARK Corporation.

In October 1998, WISVEST Connecticut, LLC, a wholly owned subsidiary of WISVEST Corporation, entered into an agreement to purchase two fossil-fueled power plants for $272 million from The United Illuminating Company, an unaffiliated investor owned utility in New Haven, Connecticut. The acquisition is expected to close in the second quarter of 1999. To finance the purchase price of the facilities as well as provide working capital and letter of credit capabilities, Wisvest anticipates a nonrecourse long-term project financing arrangement of $245 million and a capital contribution from Wisconsin Energy of $105 million. For additional information concerning WISVEST Connecticut, LLC's pending acquisition, see "Note L-Commitments and Contingencies" in Wisconsin Energy's Notes to Financial Statements.

Due to changing environmental and other regulations that impact the Company's utility affiliates, future long-term capital requirements may vary from recent capital requirements. For example, see "Environmental Matters" and "Industry Restructuring and Competition" above in "Factors Affecting Results of Operations" for a discussion of the EPA's evolving air quality standards applicable to utilities and for the changing utility industry, respectively. Wisconsin Electric currently expects to spend $350 million to $400 million for new construction in each of the next five years. Also, Wisconsin Energy is reviewing additional non-utility growth opportunities on an ongoing basis and may make further investments and/or acquisitions from time to time in projects or entities that are expected to provide a satisfactory return on the investment. The specific form, amount and timing of these investments and the related financing of these opportunities have not yet been determined. As a result, the Company expects that its future long-term capital requirements may vary from historical levels.

CAPITAL RESOURCES

The Company expects internal sources of funds from operations after the payment of dividends to provide approximately 40% and 80% of Wisconsin Energy's and Wisconsin Electric's respective construction expenditures for 1999. The remaining cash requirements at Wisconsin Energy and Wisconsin Electric during 1999 are expected to be met through one or more of the following: short-term borrowings, the issuance of intermediate or long-term debt, the issuance of trust preferred securities, and proceeds from the sale of new issue common stock under Wisconsin Energy's stock plans. Wisconsin Electric is planning to issue up to $150 million of debentures during 1999. In March 1999, Wisconsin Energy filed a registration statement for the issuance of up to $300 million of trust preferred securities of which $200 million was issued in March 1999 in anticipation of funding Wisconsin Energy's capital contribution to WISVEST Connecticut, LLC for the pending power plant acquisitions from The United Illuminating Company and to pay down short-term borrowings. A secondary offering of the balance may occur later in 1999. Also in March 1999, Wisconsin Energy Capital Corporation increased the availability of its medium-term note program from $200 million to $400 million. Beyond 1999, capital requirements will be met through internally generated funds supplemented, when required, by debt and equity financing, including Wisvest's nonrecourse long-term project financing arrangements described above. The specific form, amount and timing of securities which may be issued have not yet been determined and will depend, to a large extent, on market conditions and other factors.

Between November 1, 1998 and December 31, 1998, Wisconsin Energy issued 334,270 new shares of common stock which were purchased by participants in the Company's stock plans with cash investments and reinvested dividends aggregating approximately $10 million. Prior to November 1, 1998, Wisconsin Energy had been purchasing shares for its stock plans on the open market.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy or Wisconsin Electric. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's or Wisconsin Electric's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate", "believe", "estimate", "expect", "objective", "plan", "possible", "potential", "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's or Wisconsin Electric's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

- Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; availability of Wisconsin Electric's or Edison Sault's generating facilities; unscheduled generation outages, maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of spent nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

- Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's as well as the Wisconsin or Michigan Department of Natural Resources' regulations related to emissions from fossil-fuel-fired power plants; or the siting approval process for new generation and transmission facilities.

- The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

- Consolidation of the industry as a result of the combination and acquisition of utilities in the midwest, nationally and globally.

- Certain restrictions imposed by various financing arrangements and regulatory requirements on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.

- Changes in social attitudes regarding the utility and power industries.

- Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

- The cost and other effects of legal and administrative proceedings, settlements, and investigations, claims and changes in those matters.

- Factors affecting the availability or cost of capital such as changes in interest rates; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

- Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulation.

- Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

- Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

- Unanticipated developments while implementing the modifications necessary to mitigate Year 2000 compliance problems, including the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes in computer and embedded systems, the indirect impacts of third parties with whom the Company does business and who do not mitigate their Year 2000 compliance problems, and similar uncertainties.

- Possible risks associated with non-utility diversification such as competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions; and risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project.

- Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the State of Wisconsin's Public Utility Holding Company Law, which could limit the Company's diversification and growth opportunities or require the Company to divest of certain existing non-utility assets.

- Factors affecting foreign non-utility operations including foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.

- Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's or Wisconsin Electric's Securities and Exchange Commission filings or in other publicly disseminated written documents.

Wisconsin Energy and Wisconsin Electric undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              FINANCIAL STATEMENTS

                          WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED INCOME STATEMENT

                             Year Ended December 31

                                                 1998             1997              1996
                                              ----------       ----------        ----------
                                                          (Thousands of Dollars)
Operating Revenues
  Electric                                    $1,663,632       $1,412,115        $1,393,270
  Gas                                            295,848          355,172           364,875
  Steam                                           20,506           22,315            15,675
                                              ----------       ----------        ----------
       Total Operating Revenues                1,979,986        1,789,602         1,773,820

Operating Expenses
  Fuel  (Note H)                                 308,385          311,966           295,651
  Purchased power  (Note H)                      152,980          132,689            36,216
  Cost of gas sold                               175,475          233,877           234,254
  Other operation expenses                       479,618          407,114           391,520
  Maintenance                                    169,262          135,096           103,046
  Depreciation  (Note C)                         243,271          237,698           202,796
  Taxes other than income taxes                   79,512           73,914            77,866
  Federal income tax  (Note D)                    80,267           40,221           105,656
  State income tax  (Note D)                      18,605           10,558            24,976
  Deferred income taxes - net  (Note D)             (658)           7,937            (1,575)
  Investment tax credit - net  (Note D)           (3,434)            (927)           (2,430)
                                              ----------       ----------        ----------
       Total Operating Expenses                1,703,283        1,590,143         1,467,976

Operating Income                                 276,703          199,459           305,844

Other Income and Deductions
  Interest income                                 27,903           24,497            18,177
  Allowance for other funds used
    during construction  (Note E)                  2,936            3,349             3,036
  Merger expenses (Note B)                          (563)         (31,934)                -
  Miscellaneous - net (Note L)                      (240)         (47,507)           (2,468)
  Federal income tax  (Note D)                     3,357           23,773             1,939
  State income tax  (Note D)                        (743)           3,011              (642)
                                              ----------       ----------        ----------
       Total Other Income and Deductions          32,650          (24,811)           20,042

Income Before Interest Charges
  and Preferred Dividend                         309,353          174,648           325,886

Interest Charges
  Long-term debt                                 108,509          110,138           103,045
  Other interest                                  19,337            9,552             9,032
  Allowance for borrowed funds used
    during construction  (Note E)                 (7,828)          (6,961)           (5,529)
                                              ----------       ----------        ----------
       Total Interest Charges                    120,018          112,729           106,548

Preferred Dividend Requirement
  of Subsidiary                                    1,203            1,203             1,203
                                              ----------       ----------        ----------
Net Income                                    $  188,132       $   60,716        $  218,135
                                              ==========       ==========        ==========
Average Number of Shares of Common
  Stock Outstanding  (Thousands)                 114,315          112,570           110,983
                                              ==========       ==========        ==========
Earnings Per Share of Common Stock
  ($; Basic and Diluted)                            1.65             0.54              1.97
                                              ==========       ==========        ==========

The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                             Year Ended December 31

                                                   1998             1997          1996
                                                 ----------      ----------     ----------
                                                         (Thousands of Dollars)
Operating Activities
  Net income                                     $188,132        $ 60,716       $218,135
  Reconciliation to cash
     Depreciation                                 243,271         237,698        202,796
     Nuclear fuel expense - amortization           18,922           5,426         21,887
     Conservation expense - amortization           22,498          22,498         22,498
     Debt premium, discount &
       expense - amortization                       4,202           7,930          9,809
     Deferred income taxes - net                     (658)          7,937         (1,575)
     Investment tax credit - net                   (3,434)           (927)        (2,430)
     Allowance for other funds used
       during construction                         (2,936)         (3,349)        (3,036)
     Write-off of merger costs                        563          30,684              -
     Write-down of equipment                            -          30,000              -
     Change in - Accounts receivable              (39,559)          5,736         (1,324)
                 Inventories                         (562)        (12,788)       (30,703)
                 Accounts payable                  36,001             159         39,921
                 Other current assets              10,881           8,452        (15,190)
                 Other current liabilities        (11,572)         31,933            295
     Other                                         (5,798)        (39,143)         3,716
                                                 --------        --------       --------
Cash Provided by Operating Activities             459,951         392,962        464,799

Investing Activities
  Construction expenditures                      (398,982)       (345,908)      (389,194)
  Allowance for borrowed funds used
    during construction                            (7,828)         (6,961)        (5,529)
  Nuclear fuel                                    (10,183)         (6,352)       (26,053)
  Nuclear decommissioning trust                   (31,379)        (27,248)       (26,309)
  Other                                           (29,552)         25,531         15,666
                                                 --------        --------       --------
Cash Used in Investing Activities                (477,924)       (360,938)      (431,419)

Financing Activities
  Sale of - Common stock                           10,275          29,586         23,180
            Long-term debt                        313,610          47,000        238,809
  Retirement of - Preferred stock                       -               -             (1)
                  Long-term debt                  (93,023)       (177,725)       (53,356)
  Change in short-term debt                       (38,496)        250,688        (87,654)
  Dividends on stock - Common                    (177,397)       (172,714)      (167,236)
                                                 --------        --------       --------
Cash Provided by (Used in) Financing Activities    14,969         (23,165)       (46,258)
                                                 --------        --------       --------
Change in Cash and Cash Equivalents              $ (3,004)       $  8,859       $(12,878)
                                                 ========        ========       ========
Supplemental Information
  Cash Paid For
     Interest (net of amount capitalized)        $133,244        $111,383       $ 94,964
     Income taxes                                 103,855          42,859        103,916

The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                   December 31

                                     ASSETS


                                                          1998             1997
                                                      ----------       ----------
                                                         (Thousands of Dollars)
Utility Plant
  Electric                                            $4,900,836       $4,690,347
  Gas                                                    523,187          492,271
  Steam                                                   62,832           61,921
  Common                                                 420,750          330,761
                                                      ----------       ----------
                                                       5,907,605        5,575,300
  Accumulated provision for depreciation              (3,007,735)      (2,700,839)
                                                      ----------       ----------
                                                       2,899,870        2,874,461
  Construction work in progress                          117,848           81,612
  Leased facilities - net (Note H)                       133,007          138,687
  Nuclear fuel - net  (Note H)                            87,660           90,219
                                                      ----------       ----------
       Net Utility Plant                               3,238,385        3,184,979

Other Property and Investments
  Nuclear decommissioning trust fund  (Note F)           518,505          404,240
  Non-utility property - net                             260,795          222,035
  Investments in unconsolidated subsidiaries             130,555           73,194
  Other                                                  146,616          125,888
                                                      ----------       ----------
       Total Other Property and Investments            1,056,471          825,357

Current Assets
  Cash and cash equivalents                               16,603           19,607
  Accounts receivable, net of allowance for
     doubtful accounts - $16,653 and $15,641             190,103          145,737
  Accrued utility revenues                               130,518          141,273
  Fossil fuel (at average cost)                          123,618          124,045
  Materials and supplies (at average cost)                75,434           73,159
  Prepayments                                             68,745           62,479
  Other                                                    3,098            7,017
                                                      ----------       ----------
       Total Current Assets                              608,119          573,317

Deferred Charges and Other Assets
  Accumulated deferred income taxes  (Note D)            199,372          172,546
  Deferred regulatory assets  (Note A)                   225,464          215,200
  Other                                                   33,946           66,285
                                                      ----------       ----------
       Total Deferred Charges and Other Assets           458,782          454,031
                                                      ----------       ----------
Total Assets                                          $5,361,757       $5,037,684
                                                      ==========       ==========

The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                   December 31

                         CAPITALIZATION AND LIABILITIES


                                                           1998               1997
                                                       ----------         ----------
                                                           (Thousands of Dollars)
Capitalization (See Capitalization Statement)
  Common stock equity                                  $1,903,105         $1,862,932
  Preferred stock                                          30,450             30,450
  Long-term debt  (Note H)                              1,749,024          1,532,405
                                                       ----------         ----------
       Total Capitalization                             3,682,579          3,425,787

Current Liabilities
  Long-term debt due currently  (Note H)                  119,140             90,004
  Notes payable  (Note I)                                 286,859            319,953
  Accounts payable                                        187,452            148,588
  Payroll and vacation accrued                             29,578             25,392
  Taxes accrued - income and other                         38,177             41,495
  Interest accrued                                         20,755             20,334
  Other                                                    53,219             63,832
                                                       ----------         ----------
       Total Current Liabilities                          735,180            709,598

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes  (Note D)             570,750            525,666
  Accumulated deferred investment tax credits              84,216             86,871
  Deferred regulatory liabilities  (Note A)               159,078            173,688
  Other                                                   129,954            116,074
                                                       ----------         ----------
       Total Deferred Credits and Other Liabilities       943,998            902,299

Commitments and Contingencies  (Note L)                ----------         ----------

Total Capitalization and Liabilities                   $5,361,757         $5,037,684
                                                       ==========         ==========

The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION

                      CONSOLIDATED CAPITALIZATION STATEMENT

                                   December 31

                                                                                     1998          1997
                                                                                ----------    ----------
                                                                                  (Thousands of Dollars)
Common Stock Equity  (See Common Stock Equity Statement)
  Common stock - $.01 par value; authorized 325,000,000 shares;
      outstanding - 115,607,389 and 112,865,844 shares                          $    1,156    $    1,129
  Other paid in capital                                                            759,195       729,654
  Retained earnings                                                              1,144,092     1,132,149
  Unearned compensation - restricted stock award                                    (1,338)            -
                                                                                ----------    ----------
        Total Common Stock Equity                                                1,903,105     1,862,932

Preferred Stock - Wisconsin Electric Power Company, Cumulative
  Six Per Cent. Preferred Stock - $100 par value;
      authorized 45,000 shares; outstanding - 44,498                                 4,450         4,450
  Serial preferred stock - $100 par value; authorized 2,286,500 shares;
      outstanding - 3.60% Series - 260,000 shares                                   26,000        26,000
                                                                                ----------    ----------
        Total Preferred Stock  (Note G)                                             30,450        30,450

Long-Term Debt
  First mortgage bonds
        Wisconsin Electric Power Company -     5-1/8% to 7-1/4% due 1998-2004      231,000       291,000
                                               6.85% to 7-3/4% due 2016-2023       209,000       209,000
                                               7.05% to 9-1/8% due 2024-2027       363,443       363,443
        Edison Sault Electric Company -        7.90% to 10.31% due 2001-2009         6,170             -

  Debentures  (unsecured)
        Wisconsin Electric Power Company -     6-1/2% to 9.47% due 2006-2095       480,600       331,300

  Notes  (secured)
        Northern Tree Service, Inc. -          Variable rate due 2003                   36             -
        Wispark Corporation -                  Variable rate due 2000-2008          15,463             -
                                               7.40% due 2003                        2,469             -
        Wisvest Corporation -                  6.36% effective rate due 2006         8,758         9,853

  Notes  (unsecured)
        Wisconsin Electric Power Company -     Variable rate due 2006-2030         165,350       165,350
                                               6.36% effective rate due 2006         9,642        10,847
        Edison Sault Electric Company -        6.55% to 8.00% due 1999-2007          6,756             -
                                               Variable rate due 1999                2,750             -
        Wisconsin Energy Capital Corporation - 5.80% to 6.85% due 1998-2005         74,600        81,600
                                               6.21% to 6.94% due 2008-2028        125,400             -
        WMF Corp. -                            9.1% due 2001                         1,880         2,400

  Obligations under capital leases - Wisconsin Electric Power Company              189,980       182,450
  Unamortized discount - net                                                       (25,133)      (24,834)
  Long-term debt due currently                                                    (119,140)      (90,004)
                                                                                ----------    ----------
              Total Long-Term Debt  (Note H)                                     1,749,024     1,532,405
                                                                                ----------    ----------
Total Capitalization                                                            $3,682,579    $3,425,787
                                                                                ==========    ==========

The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION
                   CONSOLIDATED COMMON STOCK EQUITY STATEMENT


                                                  Common Stock
                                               -------------------
                                                          $.01 Par   Other Paid    Retained    Unearned
                                               Shares      Value     In Capital    Earnings  Compensation     Total
                                               -------------------   --------------------------------------------------
                                                                               (Thousands of Dollars)
Balance - December 31, 1995               110,819,337    $   1,108   $ 676,909   $ 1,193,248    $      -    $ 1,871,265

  Net income                                                                         218,135                    218,135
  Common stock cash
dividends
     $1.5075 per share                                                              (167,236)                  (167,236)
  Sale of common stock                        859,458            9      23,171                                   23,180
                                         ------------    ---------   ---------   -----------    --------    -----------
Balance - December 31, 1996               111,678,795        1,117     700,080     1,244,147           -      1,945,344

  Net income                                                                          60,716                     60,716
 Common stock cash dividends                                                                                   (172,714)
     $1.535 per share                                                               (172,714)
  Sale of common stock                      1,187,049           12      29,574                                   29,586
                                         ------------    ---------   ---------   -----------    --------    -----------
Balance - December 31, 1997               112,865,844        1,129     729,654     1,132,149           -      1,862,932

  Net income                                                                         188,132                    188,132
  Common stock cash dividends
     $1.555 per share                                                               (177,397)                  (177,397)
  Sale of common stock                        334,270            3      10,292           (20)                    10,275
  Acquisition of ESELCO, Inc. (Note B)      2,407,275           24      19,249         1,228                     20,501
  Restricted stock award                                                                          (1,338)        (1,338)
                                         ------------    ---------   ---------   -----------    --------    -----------
Balance - December 31, 1998               115,607,389    $   1,156   $ 759,195   $ 1,144,092    $ (1,338)   $ 1,903,105
                                         ============    =========   =========   ===========    ========    ===========


The accompanying notes are an integral part of these financial statements.

                          WISCONSIN ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"); its utility subsidiaries, Wisconsin Electric Power Company ("Wisconsin Electric") and Edison Sault Electric Company ("Edison Sault"); and its non- utility subsidiaries, WISPARK Corporation; WISVEST Corporation; Wisconsin Energy Capital Corporation, formerly Wisconsin Michigan Investment Corporation; Minergy Corp.; WEC International, Inc.; WITECH Corporation; Northern Tree Service, Inc.; Badger Service Company; and other non-utility companies.

The accounting records of the Company's utility subsidiaries are maintained as prescribed by the Federal Energy Regulatory Commission. Wisconsin Electric's accounting records are modified for requirements of the Public Service Commission of Wisconsin ("PSCW").

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES:   Utility revenues are recognized on the accrual basis and
include estimated amounts for service rendered but not billed.

FUEL:   The cost of fuel is expensed in the period consumed.

PROPERTY: Property is recorded at cost. Additions to and significant replacements of utility property are charged to utility plant at cost; minor items are charged to maintenance expense. Cost includes material, labor and allowance for funds used during construction (see Note E). The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated provision for depreciation when property is retired.

In 1998, Wisconsin Electric began classifying certain utility plant as common. Common plant is allocated to electric, gas and steam utility plant in rate proceedings. All periods presented have been reclassified for comparative purposes.

REGULATORY MATTERS: Pursuant to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, the utility subsidiaries capitalize, as regulatory assets, incurred costs which are expected to be recovered in future utility rates. The utility subsidiaries also record, as regulatory liabilities, the current recovery in utility rates of costs which are expected to be paid in the future.

The following deferred regulatory assets and liabilities are reflected in the Consolidated Balance Sheet at December 31.

================================================================================

                                                    1998           1997
                                                    ----           ----

                                                  (Thousands of Dollars)
Deferred Regulatory Assets
   Deferred income taxes                         $160,941       $151,157
   Department of Energy assessments                24,841         28,575
   Deferred nuclear costs                          15,324         17,681
   Purchase power commitment                       13,379          5,050
   Other                                           10,979         12,737
                                                 --------       --------
Total Deferred Regulatory Assets                 $225,464       $215,200
                                                 ========       ========
Deferred Regulatory Liabilities
   Deferred income taxes                         $142,483       $148,292
   Tax and interest refunds                         8,667         13,943
   Other                                            7,928         11,453
                                                 --------       --------
Total Deferred Regulatory Liabilities            $159,078       $173,688
                                                 ========       ========

================================================================================

Wisconsin Electric directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, Wisconsin Electric capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. As of December 31, 1998, there were $46.4 million of conservation investments on the Consolidated Balance Sheet in other property and investments which will be amortized on a straight line basis to income over the next two years, as well as $69.5 million of conservation investments as of December 31, 1997.

STATEMENT OF CASH FLOWS: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity. During 1997, Wisconsin Electric recorded a $140 million non-cash capital lease transaction for a long-term power purchase contract (see Note H). During 1998, Wisconsin Energy recorded a $19.3 million non-cash acquisition of ESELCO, Inc. accounted for as a pooling of interests (see Note B).

RESTRICTIONS: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Energy's utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will affect its operations.

NEW PRONOUNCEMENTS: On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133 is effective January 1, 2000 for Wisconsin Energy. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives are recorded each period in current earnings or in other comprehensive income depending upon how the derivative is designated. Based upon the current limited use of derivative instruments at Wisconsin Energy, the adoption of FAS 133 would not have a significant effect on its results of operations or financial position.

In 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board issued EITF 98-10, Accounting for Energy Trading and Risk Management Activities. EITF 98-10 requires entities engaged in energy trading activities to adopt mark to market accounting for fiscal years beginning after December 15, 1998. The Company elected early adoption for Griffin Energy Marketing L.L.C. ("Griffin"), a subsidiary of WISVEST Corporation, and the impact was not material. Griffin began marketing energy related services and limited trading of electricity in January 1998.


B - MERGERS

NORTHERN STATES POWER COMPANY: On May 16, 1997, the Boards of Directors of Wisconsin Energy and Northern States Power Company, a Minnesota corporation, agreed to terminate by mutual written consent an Agreement and Plan of Merger which provided for a business combination of Wisconsin Energy and Northern States Power Company to form Primergy Corporation. As a result, Wisconsin Energy recorded a $30.7 million charge in the second quarter of 1997 ($18.8 million net of tax or approximately 17 cents per share) to write off deferred transaction costs and costs to achieve the merger.

ESELCO, INC.: On May 31, 1998, Wisconsin Energy acquired ESELCO, Inc. ("ESELCO"), parent company of Edison Sault, in a tax-free reorganization accounted for as a pooling of interests. In connection with the acquisition, Wisconsin Energy issued 2,407,275 shares of common stock, with fractional interests paid in cash, based upon an exchange ratio of 1.5114 shares of Wisconsin Energy common stock for each outstanding share of ESELCO common stock. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represents ESELCO's consolidated net income during the first five months of 1998. Wisconsin Energy is operating Edison Sault as a separate utility subsidiary.


C - DEPRECIATION

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. These rates are certified by the state regulatory commissions and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.4% in 1998, 4.5% in 1997 and 4.1% in 1996. Nuclear plant decommissioning is accrued as depreciation expense (see Note F). For contributions in aid of construction remaining on the Consolidated Balance Sheet that were collected prior to 1991, Wisconsin Electric had been amortizing approximately $3 million per year as a credit to depreciation expense. In its 1998 Rate Order, the PSCW authorized Wisconsin Electric to amortize the remaining $45.7 million balance of pre-1991 contributions in aid of construction at December 31, 1997 on a straight line basis over the 1998- 1999 biennial period. As a result, credits to depreciation expense for pre- 1991 contributions were $22.9 million in 1998, $3.5 million in 1997 and $3.4 million in 1996.


D - INCOME TAXES

The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

The following table is a summary of income tax expense and a reconciliation of total income tax expense with the tax expected at the federal statutory rate.

================================================================================

                                                1998      1997       1996
                                                ----      ----       ----
                                                  (Thousands of Dollars)
Current tax expense                         $  96,258   $23,995   $129,335
Deferred income taxes - net                      (658)    7,937     (1,575)
Investment tax credit - net                    (3,434)     (927)    (2,430)
                                            ---------   -------   --------
    Total Tax Expense                       $  92,166   $31,005   $125,330
                                            =========   =======   ========
Income Before Income Taxes
   and Preferred Dividend                   $ 281,501   $92,924   $344,668
                                            =========   =======   ========

Expected tax at federal statutory rate      $  98,525   $32,523   $120,634
State income tax net of federal tax benefit    13,550     6,176     17,671
Flowback of prior contributions in aid
   of construction                             (8,039)   (1,157)    (1,157)
Investment tax credit restored                 (4,729)   (4,487)    (4,509)
Low-income housing credits                     (2,846)   (2,831)    (2,930)
Other (no item over 5% of expected tax)        (4,295)      781     (4,379)
                                            ---------   -------   --------
   Total Tax Expense                        $  92,166   $31,005   $125,330
                                            =========   =======   ========

================================================================================

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Following is a summary of deferred income taxes under FAS 109 at December 31.

================================================================================

                                                  1998        1997
                                                  ----        ----
                                              (Thousands of Dollars)
Deferred Income Tax Assets
     Decommissioning trust                      $ 48,812   $ 43,405
     Construction advances                        55,696     49,202
     Other                                        94,864     79,939
                                                --------   --------
Total Deferred Income Tax Assets                $199,372   $172,546
                                                ========   ========
Deferred Income Tax Liabilities
     Property related                           $553,393   $514,792
     Other                                        17,357     10,874
                                                --------   --------
Total Deferred Income Tax Liabilities           $570,750   $525,666
                                                ========   ========

================================================================================

Wisconsin Electric and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).


E - ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

Allowance for funds used during construction ("AFUDC") is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the Consolidated Income Statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric's AFUDC was capitalized during the following periods on 50% of construction work in progress at the following rates:

-   June 1, 1998 - December 31, 1998      10.21%
-   February 18, 1997 - May 31, 1998      10.29%
-   January 1, 1996 - February 17, 1997   10.17%


F - NUCLEAR OPERATIONS

POINT BEACH NUCLEAR PLANT: Wisconsin Electric owns and operates two approximately 500 megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach") in Two Rivers, Wisconsin. During 1998, 1997 and 1996, Point Beach provided 18%, 6% and 24%, respectively, of Wisconsin Electric's net electric energy supply. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In 1997, the PSCW authorized Wisconsin Electric to defer certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. As a result, Wisconsin Electric deferred $18 million during 1997. During 1998, the PSCW authorized a five-year recovery in the electric retail jurisdiction in the State of Wisconsin of the excess 1997 nuclear non-fuel operation and maintenance costs, and Wisconsin Electric began amortizing the $18 million of deferred costs on a straight line basis over the five year recovery period. As of December 31, 1998, $15 million of deferred costs remain on the Consolidated Balance Sheet in Deferred Charges and Other Assets - Deferred Regulatory Assets (see Note A).

NUCLEAR INSURANCE: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.8 billion, of which $200 million is covered by liability insurance purchased from private sources, and $9.6 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997. However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, Wisconsin Electric would be assessed up to a maximum of approximately $3.1 million per reactor.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion (subject to a $1 million deductible for each loss) at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $10.1 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage (in excess of 23 weeks) at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $5.1 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

NUCLEAR DECOMMISSIONING: Wisconsin Electric expects to operate the two units at Point Beach to the expiration of their current operating licenses. The estimated cost to decommission the plant in 1998 dollars is $489 million based upon a site specific decommissioning cost study completed in 1998. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.8 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units following an external sinking fund method. It is expected that the annual payments to the Nuclear Decommissioning Trust Fund ("Fund") along with the earnings on the Fund will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Fund are classified as available for sale. Gains and losses on the Fund were determined on the basis of specific identification; net unrealized holding gains on the Fund were recorded as part of accumulated provision for depreciation.

Following is a summary of decommissioning costs and earnings charged to depreciation expense and the Fund balance included in accumulated provision for depreciation at December 31. The Fund balance is stated at fair value.

================================================================================

                                               1998      1997     1996
                                               ----      ----     ----
                                               (Thousands of Dollars)
Decommissioning costs                        $ 15,461  $ 11,402  $15,418
Earnings                                       15,918    15,846   10,891
                                             --------  --------  -------
  Depreciation Expense                       $ 31,379  $ 27,248  $26,309
                                             ========  ========  =======

Total costs accrued to date                  $320,356  $288,977
Unrealized gain                               198,149   115,263
                                             --------  --------
  Accumulated Provision for Depreciation     $518,505  $404,240
                                             ========  ========

================================================================================

DECONTAMINATION AND DECOMMISSIONING FUND: The Energy Policy Act of 1992 establishes a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 1998, Wisconsin Electric has recorded its remaining estimated liability equal to the projected special assessments of $21.4 million. A corresponding deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next nine years. In Wisconsin Electric's 1998 Rate Order, the PSCW approved recovery over the 1998-1999 biennial period of D&D Fund costs disallowed in 1997.

G - PREFERRED STOCK

Preferred stock authorized but unissued is: Wisconsin Energy, $.01 par value, 15,000,000 shares and Wisconsin Electric, cumulative, $25 par value, 5,000,000 shares.

The 3.60% series preferred stock is redeemable in whole or in part at the option of Wisconsin Electric at $101 per share plus any accrued dividends.

The fair value of Wisconsin Electric's preferred stock was $20.2 million and $17.8 million at December 31, 1998 and 1997, respectively.

H - LONG-TERM DEBT

FIRST MORTGAGE BONDS, DEBENTURES AND NOTES: The maturities and sinking fund requirements through 2003 for the aggregate amount of long-term debt outstanding (excluding obligations under capital lease) at December 31, 1998 are shown below.

================================================================================

                   (Thousands of Dollars)
       1999               $98,809
       2000                40,022
       2001                25,031
       2002                17,173
       2003                16,220

================================================================================

Sinking fund requirements for the years 1999 through 2003, included in the table above, are $27.6 million. Substantially all utility plant is subject to the mortgage of the respective subsidiary.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense. Unamortized amounts pertaining to reacquired debt are written off currently, when acquired for sinking fund purposes, or amortized in accordance with state regulatory commission orders, when acquired for early retirement.

In October 1997, Wisconsin Energy Capital Corporation issued $15 million of 6.40% medium-term notes due 2001 and $12 million of 6.33% medium-term notes due 2002. In November 1997, Wisconsin Energy Capital Corporation issued $20 million of 6.22% medium-term notes due 2000. Proceeds were added to Wisconsin Energy Capital Corporation's general funds and were used to finance various non-utility projects and for other general corporate purposes.

In April 1998, Wisconsin Energy Capital Corporation issued $25 million of 6.48% medium-term notes due 2008. Proceeds from the issue were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

In June 1998, Wisconsin Electric issued $150 million of 6-1/2% debentures due 2028. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In December 1998, Wisconsin Energy Capital Corporation issued $20 million of 6.21% medium-term notes due 2008, $30 million of 6.51% medium-term notes due 2013, and $50 million of 6.94% medium-term notes due 2028. Proceeds of the issues were added to Wisconsin Energy Capital Corporation's general funds and were used to finance non-utility projects and for other general corporate purposes.

During 1998, WISPARK Corporation secured $18 million of bank financing in the form of adjustable rate mortgage notes due 2000-2008 to finance the construction or purchase of various facilities.

Following is Wisconsin Energy's long-term debt outstanding at December 31.

================================================================================

                                                                                 1998          1997
                                                                                 ----          ----
                                                                               (Thousands of Dollars)
First Mortgage Bonds
  Wisconsin Electric Power Company -       5-1/8% Series due 1998           $        -     $   60,000
                                           6-1/2% Series due 1999               40,000         40,000
                                           6-5/8% Series due 1999               51,000         51,000
                                           7-1/4% Series due 2004              140,000        140,000
                                           7-1/8% Series due 2016              100,000        100,000
                                           6.85% Series due 2021                 9,000          9,000
                                           7-3/4% Series due 2023              100,000        100,000
                                           7.05% Series due 2024                60,000         60,000
                                           9-1/8% Series due 2024                3,443          3,443
                                           8-3/8% Series due 2026              100,000        100,000
                                           7.70% Series due 2027               200,000        200,000
  Edison Sault Electric Company -          10.31% Series D due 2001                900              -
                                           7.90% Series H due 2002               1,200              -
                                           10-1/4% Series G due 2009             4,070              -

Debentures (unsecured)
  Wisconsin Electric Power Company -       6-5/8% due 2006                     200,000        200,000
                                           9.47% due 2006                        5,600          6,300
                                           8-1/4% due 2022                      25,000         25,000
                                           6-1/2% due 2028                     150,000              -
                                           6-7/8% due 2095                     100,000        100,000

Notes (secured)
  Northern Tree Service, Inc. -            Variable rate due 2003                   36              -
  Wispark Corporation -                    Variable rate due 2000                7,886              -
                                           Variable rate due 2001                4,070              -
                                           Variable rate due 2008                3,507              -
                                           7.4% due 2003                         2,469              -
  Wisvest Corporation -                    6.36% effective rate due 2006         8,758          9,853

Notes (unsecured)
  Wisconsin Electric Power Company -       Variable rate due 2006                1,000          1,000
                                           Variable rate due 2015               17,350         17,350
                                           Variable rate due 2016               67,000         67,000
                                           Variable rate due 2030               80,000         80,000
                                           6.36% effective rate due 2006         9,642         10,847
  Edison Sault Electric Company -          6.55%-8.00% due 1999-2007             6,756              -
                                           Variable rate due 1999                2,750              -
  Wisconsin Energy Capital Corporation -   5.8% due 1998                             -          7,000
                                           6.49% due 2000                        7,000          7,000
                                           6.22% due 2000                       20,000         20,000
                                           6.40% due 2001                       15,000         15,000
                                           6.33% due 2002                       12,000         12,000
                                           6.66% due 2003                       10,600         10,600
                                           6.85% due 2005                       10,000         10,000
                                           6.48% due 2008                       25,400              -
                                           6.21% due 2008                       20,000              -
                                           6.51% due 2013                       30,000              -
                                           6.94% due 2028                       50,000              -
  WMF Corp. -                              9.1% due 2001                         1,880          2,400

Obligations under capital leases - Wisconsin Electric Power Company            189,980        182,450
Unamortized discount - net                                                     (25,133)       (24,834)
Long-term debt due currently                                                  (119,140)       (90,004)
                                                                            ----------     ----------
Total Long-Term Debt                                                        $1,749,024     $1,532,405
                                                                            ==========     ==========

================================================================================

Following is additional information concerning the variable rate notes outstanding and their corresponding interest rates at December 31, 1998.

================================================================================

                                      Variable Rate Notes       Interest Rate
                                      -------------------       -------------
                                     (Thousands of Dollars)
Northern Tree Service, Inc.        $     36  Due 2003             7.75%
Wispark Corporation                   7,886  Due 2000             6.89%
                                      4,070  Due 2001             6.84%
                                      3,507  Due 2008             7.60%
Wisconsin Electric Power Company     67,000  Due 2016             4.10%
                                     98,350  Due 2006-2030        3.95%
Edison Sault Electric Company         2,750  Due 1999             7.75%

================================================================================

OBLIGATIONS UNDER CAPITAL LEASE: Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.1 million, $0.9 million and $2.3 million during 1998, 1997 and 1996, respectively.

To meet a portion of its electric energy supply needs, Wisconsin Electric entered into a long-term power purchase contract with an unaffiliated independent power producer, LSP-Whitewater Limited Partnership ("LS Power"). The contract, for 236 megawatts of firm capacity from LS Power's gas-fired cogeneration facility located in Whitewater, Wisconsin, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Beginning with commercial operation of LS Power's facility in September 1997, imputed interest costs on the purchase power obligation were $22.9 million and $6.5 million during 1998 and 1997, respectively, and total amortization costs of the leased facilities were $5.7 million and $1.6 million during 1998 and 1997, respectively. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78 million by the year 2009 and the total obligation under capital lease to increase to $160 million by the year 2005 before each is reduced over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the Consolidated Income Statement. Interest expense on the purchase power obligation, included in purchased power expense, was $20.3 million and $5.6 million during 1998 and 1997, respectively.

Provided below is a summary of Wisconsin Electric's nuclear fuel and leased facilities at December 31.

================================================================================

                                                   1998         1997
                                                   ----         ----
                                                (Thousands of Dollars)
Nuclear Fuel
   Under capital lease                          $100,809      $ 95,464
   Accumulated provision for amortization        (62,888)      (59,783)
   In process/stock                               49,739        54,538
                                                --------      --------
Total Nuclear Fuel                              $ 87,660      $ 90,219
                                                ========      ========
================================================================================

================================================================================

                                                  1998          1997
                                                 -----         -----
Leased Facilities
   Long-term purchase power commitment          $140,312      $140,312
   Accumulated provision for amortization         (7,305)       (1,625)
                                                --------      --------
Total Leased Facilities                         $133,007      $138,687
                                                ========      ========

================================================================================

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 1998 are as follows:

================================================================================

                                                       Purchase
                                            Nuclear      Power
                                           Fuel Lease  Commitment   Total
                                           ----------  ----------   -----
                                                (Thousands of Dollars)
   1999                                      $21,678   $ 24,123   $ 45,801
   2000                                       13,841     25,031     38,872
   2001                                        7,433     25,968     33,401
   2002                                        3,664     26,961     30,625
   2003                                        1,071     27,954     29,025
   Later Years                                     -    560,191    560,191
                                             -------   --------   --------
Total Minimum Lease Payments                  47,687    690,228    737,915
Less:  Estimated Executory Costs                   -   (139,956)  (139,956)
                                             -------   --------   --------
Net Minimum Lease Payments                    47,687    550,272    597,959
Less:  Interest                               (4,093)  (403,886)  (407,979)
                                             -------   --------   --------
Present Value of Net Minimum Lease Payments   43,594    146,386    189,980
Less:  Due Currently                         (19,549)         -    (19,549)
                                             -------   --------   --------
                                             $24,045   $146,386   $170,431
                                             =======   ========   ========

================================================================================

FAIR VALUE: The carrying amount of Wisconsin Energy's long-term debt outstanding (excluding obligations under capital lease) was $1,703 million and $1,465 million at December 31, 1998 and 1997, respectively, with a fair value of $1,789 million and $1,504 million, respectively. The fair value of the first mortgage bonds and debentures is estimated based upon the market value of the same or similar issues. Book value approximates fair value for Wisconsin Energy's notes.


I - NOTES PAYABLE

Short-term notes payable balances and their corresponding weighted average interest rates at December 31 consist of:

================================================================================

                              1998                  1997
                        -------------------  -------------------
                                   Interest             Interest
                        Balance      Rate    Balance      Rate
                        -------      ----    -------      ----
                              (Thousands of Dollars)
Banks                  $ 51,503     5.42%   $127,815     6.40%
Commercial paper        235,356     5.35%    192,138     5.84%
                       --------             --------
                       $286,859             $319,953
                       ========             ========

================================================================================

Unused lines of credit for short-term borrowing amounted to $383 million at December 31, 1998 of which $378 million supports commercial paper. In support of various informal lines of credit from banks, Wisconsin Energy's subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.


J - BENEFITS

The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows. Also disclosed below is the aggregate funded status of those pension and other postretirement benefit plans with accumulated net benefit obligations in excess of plan assets.

================================================================================

                                                                      Other Postretirement
                                                Pension Benefits            Benefits
                                              --------------------    --------------------
                                               1998         1997         1998        1997
                                               ----         ----         ----        ----
                                                          (Thousands of Dollars)
Change in Benefit Obligation
  Benefit Obligation at January 1             $649,256     $601,213    $ 148,181   $142,783
    Service cost                                12,503        9,216        2,660      1,911
    Interest cost                               46,831       45,613       11,751     10,343
    Plan participants' contributions                 -            -        5,908      4,903
    Plan amendments                                  -        1,379        3,737     (4,828)
    Actuarial loss                              52,508       35,985       22,333      6,359
    Acquisition                                 13,676            -        1,862          -
    Benefits paid                              (45,674)     (44,150)     (15,665)   (13,290)
                                              --------     --------    ---------   --------
  Benefit Obligation at December 31           $729,100     $649,256    $ 180,767   $148,181
                                              --------     --------    ---------   --------
Change in Plan Assets
  Fair Value at January 1                     $761,881     $687,482    $  59,841   $ 49,424
    Actual return on plan assets               104,658      114,294        8,515     10,555
    Employer contributions                       7,551        4,255       10,252      8,249
    Plan participants' contributions                 -            -        5,908      4,903
    Acquisition                                 11,243            -            -          -
    Benefits paid                              (45,674)     (44,150)     (15,603)   (13,290)
                                              --------     --------    ---------   --------
  Fair Value at December 31                   $839,659     $761,881    $  68,913   $ 59,841
                                              --------     --------    ---------   --------
Funded Status of Plans
  Funded status at December 31                $110,559     $112,625    $(111,854)  $(88,340)
  Unrecognized
    Net actuarial (gain) loss                 (117,185)    (123,094)       4,673    (14,458)
    Prior service cost                          31,646       34,344        2,582       (938)
    Net transition obligation (asset)          (27,220)     (31,009)      64,918     68,825
                                              --------     --------    ---------   --------
  Net Accrued Benefit Cost                    $ (2,200)    $ (7,134)   $ (39,681)  $(34,911)
                                              ========     ========    =========   ========
Funded Status of Plans with Net
Benefit Obligations at December 31
    Fair value of plan assets                 $ 11,168     $      -    $  68,444   $ 59,394
    Less:  Benefit obligation                  (14,664)           -     (180,494)  (147,919)
                                              --------     --------    ---------   --------
  Net Benefit Obligation                      $ (3,496)    $      -    $(112,050)  $(88,525)
                                              ========     ========    =========   ========

================================================================================

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

================================================================================

                                                                         Other Postretirement
                                            Pension Benefits                   Benefits
                                        ------------------------       -------------------------
                                        1998      1997      1996       1998      1997       1996
                                        ----      ----      ----       ----      ----       ----
                                                          (Thousands of Dollars)
Net Periodic Benefit Cost
  Service cost                        $12,503   $ 9,216   $ 9,912    $ 2,660    $ 1,911   $ 2,436
  Interest cost                        46,831    45,613    41,454     11,751     10,343    10,456
  Expected return on plan assets      (57,384)  (51,592)  (48,494)    (5,008)    (4,085)   (3,708)
  Amortization of
    Transition obligation (asset)      (3,798)   (3,802)   (3,802)     4,615      4,586     4,887
    Prior service cost                  3,090     3,061     1,755        217       (100)     (100)
    Actuarial loss (gain)                   7         -         -       (270)      (235)     (272)
                                      -------   -------   -------    -------    -------   -------
Net Periodic Benefit Cost             $ 1,249   $ 2,496   $   825    $13,965    $12,420   $13,699
                                      =======   =======   =======    =======    =======   =======
Weighted-Average Assumptions
at December 31 (%)
  Discount rate                          6.75      7.25      7.75       6.75       7.25      7.75
  Expected return on plan assets          9.0       9.0       9.0        9.0        9.0       9.0
  Rate of compensation increase        3.0 to   4.75 to   4.75 to     3.0 to    4.75 to   4.75 to
                                          5.0       5.0       5.0        5.0        5.0       5.0

================================================================================

PENSION PLANS: Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

OTHER POSTRETIREMENT BENEFIT PLANS:   The Company uses Employees' Benefit
Trusts to fund a major portion of other postretirement benefits for employees of Wisconsin Electric and the non-utility affiliates. The majority of the trusts' assets are mutual funds.

The assumed health care cost trend rate at December 31, 1998 was 6.0% for those under age 65 and 6.8% for those over age 65, decreasing gradually to 5.0% in 2004 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

================================================================================

                                                 1% Increase   1% Decrease
                                                 -----------   -----------
                                                  (Thousands of Dollars)
Effect on
  Postretirement benefit obligation                 $17,275     ($15,163)
  Total of service and interest cost components       1,664       (1,444)

================================================================================

OMNIBUS STOCK INCENTIVE PLAN: The Omnibus Stock Incentive Plan ("OSIP"), as approved by stockholders in 1993 and amended by the Board of Directors in 1998, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees. The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten year term of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date. Four million shares of common stock have been reserved under the OSIP.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date. The following is a summary of stock options issued through December 31, 1998 under the Omnibus Stock Incentive Plan.

================================================================================

                                       1998                     1997                     1996
                                 ------------------       ------------------      ------------------
                                           Weighted                  Weighted                Weighted
                                 Number     Average       Number      Average      Number     Average
                                   of      Exercise         of       Exercise        of      Exercise
                                 Options     Price        Options      Price       Options     Price
                                 -------    -------       -------    -------       -------    -------
Outstanding at January 1         530,200    $27.999       523,900    $28.038      335,500    $28.832
     Granted                     331,500    $29.372        40,000    $27.653      210,900    $26.813
     Exercised                    (3,000)   $27.375             -          -            -          -
     Forfeited                         -          -       (33,700)   $28.085      (22,500)   $28.400
                                 -------                 --------                 -------
Outstanding at December 31       858,700    $28.531       530,200    $27.999      523,900    $28.038
                                 =======                 ========                 =======

================================================================================


As of December 31, 1998, the 858,700 options outstanding under the OSIP are exercisable at per share prices of between $26.813 and $30.875 with a weighted average remaining contractual life of 8.0 years. Under "cliff vesting" terms, 527,200 of these options are exercisable four years after the grant date, while 307,500 of these options vest on a straight-line "graded" basis over a four-year period from the grant date and 24,000 of these options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options have an exercise period of ten years from the grant date.

The earliest year in which any of the options could be exercised was 1997. As of December 31, 1998, the 120,500 of exercisable options outstanding under the OSIP are exercisable at per share prices of between $26.813 and $27.375 with a weighted average remaining contractual life of 5.5 years.

Each stock option granted prior to 1998 under the Omnibus Stock Incentive Plan includes performance units based upon contingent dividends for four years from the date of grant. Payment of these dividends depends on the achievement of certain performance goals. No performance units have been earned to date.

Wisconsin Energy has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), and continues to apply the intrinsic value method of accounting for awards under the OSIP as required by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). If Wisconsin Energy had adopted the optional FAS 123 accounting method, the effect on net income and earnings per share for 1998, 1997 and 1996 would have been immaterial.

During 1998 and 1997, the Company granted to certain key employees the following restricted shares of common stock under the OSIP at the following weighted-average fair market values on the grant date.

================================================================================

                                     1998                    1997
                               ------------------      ------------------
                                         Weighted                Weighted
                               Number    Average       Number    Average
                                 of       Market         of       Market
                               Shares     Price        Shares     Price
                               ------    --------      ------    --------
Outstanding at January 1        6,000                       -
  Granted                      49,750    $28.644        6,000    $28.814
                               ------                   -----
Outstanding at December 31     55,750                   6,000
                               ======                   =====

================================================================================

Recipients of the restricted shares have the right to vote the shares and to receive restricted dividends and are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 1998 and 1997 was immaterial.


K - SEGMENT REPORTING

Wisconsin Energy, a holding company with subsidiaries in utility and non-utility businesses, has organized its operating segments according to how its principal subsidiary, Wisconsin Electric, is currently regulated. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources or in assessing performance. Wisconsin Energy's reportable operating segments include electric, gas and steam utility segments.

The electric utility segment derives its revenues from the generation, transmission, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The gas utility segment derives its revenues from the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned gas in four service areas in southeastern, east central, western, and northern Wisconsin. The steam utility segment derives its revenues from the production, distribution and sale of steam to space heating and processing customers in the Milwaukee area.

The lines of business for Wisconsin Energy's non-utilities include real estate investment and development, venture capital investments in Wisconsin and investments in recycling technology and energy related entities. See Note L for information concerning a pending energy related acquisition by WISVEST Corporation.

The following summarizes the reportable operating segments of Wisconsin Energy for the years ended December 31.

================================================================================

                                            Reportable Operating Segments (a)
                                       Electric       Gas       Steam       Total
                                       --------       ---       -----       -----
                                                 (Thousands of Dollars)
1998
   External revenues                  $1,663,512   $293,250    $20,506   $1,977,268
   Intersegment revenues (b)                 120      2,598          -        2,718
                                      ----------   --------    -------   ----------
     Total Operating Revenues         $1,663,632   $295,848    $20,506   $1,979,986
                                      ==========   ========    =======   ==========

   Depreciation                       $  217,368   $ 23,272    $ 2,631   $  243,271
   Operating Income Taxes                 93,392      1,055        333       94,780
   Operating Income (c)                  254,589     19,180      2,934      276,703
   Segment Assets (d)                  4,151,647    421,951     48,358    4,621,956
   Construction Expenditures             290,968     43,447      1,600      336,015

1997
   External revenues                  $1,411,962   $349,971    $22,315   $1,784,248
   Intersegment revenues (b)                 153      5,201          -        5,354
                                      ----------   --------    -------   ----------
     Total Operating Revenues         $1,412,115   $355,172    $22,315   $1,789,602
                                      ==========   ========    =======   ==========

   Depreciation                       $  213,785   $ 21,421    $ 2,492   $  237,698
   Operating Income Taxes                 48,442      7,973      1,374       57,789
   Operating Income (c)                  170,117     25,122      4,220      199,459
   Segment Assets (d)                  3,900,889    392,865     45,131    4,338,885
   Construction Expenditures             236,384     22,977      1,006      260,367

================================================================================

================================================================================

                                         Reportable Operating Segments (a) (cont'd)
                                         ------------------------------------------
                                       Electric       Gas       Stream       Total
                                       --------       ---       ------       -----
1996
   External revenues                  $1,393,057   $361,101    $15,675   $1,769,833
   Intersegment revenues (b)                 213      3,774          -        3,987
                                      ----------   --------    -------   ----------
     Total Operating Revenues         $1,393,270   $364,875    $15,675   $1,773,820
                                      ==========   ========    =======   ==========

   Depreciation                       $  183,159   $ 18,246    $ 1,391   $  202,796
   Operating Income Taxes                110,752     14,516      1,359      126,627
   Operating Income (c)                  269,068     33,204      3,572      305,844
   Segment Assets (d)                  3,646,997    400,582     46,499    4,094,078
   Construction Expenditures             272,838     22,851     21,651      317,340

(a) The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note A).

(b) Wisconsin Electric accounts for intersegment revenues at a tariff rate established by the PSCW.

(c) Interest income and expense are not recorded to the segments to determine segment operating income.

(d) Common utility plant is allocated to electric, gas and steam to determine segment assets (see Note A).


================================================================================


A reconciliation of the totals reported for the operating segments to the applicable line items in the financial statements is as follows:

================================================================================

                                       1998         1997         1996
                                       ----         ----         ----
                                            (Thousands of Dollars)
Assets
   Reportable segments              $4,621,956   $4,338,885   $4,094,078
   Non-utility
      Real estate activities           247,972      211,359      200,603
      Other (a)                        272,283      154,822       89,358
   Other - corporate (b)               219,546      332,618      426,799
                                    ----------   ----------   ----------
Total Assets                        $5,361,757   $5,037,684   $4,810,838
                                    ==========   ==========   ==========
Construction Expenditures
   Reportable segments              $  336,015   $  260,367   $  317,340
   Non-utility                          62,967       85,541       71,854
                                    ----------   ----------   ----------
Total Construction Expenditures     $  398,982   $  345,908   $  389,194
                                    ==========   ==========   ==========
Other Information
   Non-utility Net Income (c)
      Real estate activities        $    8,377   $    6,966   $    8,820
      Other (a)                         (1,607)      (8,979)        (455)

(a) Primarily venture capital, recycling technology and energy related activities.

(b) Primarily other property and investments, materials and supplies and deferred charges.

(c) Excludes merger expenses and holding company net income.

================================================================================

L - COMMITMENTS AND CONTINGENCIES

KIMBERLY COGENERATION EQUIPMENT: In conjunction with a proposal to construct a cogeneration facility in Kimberly, Wisconsin, Wisconsin Electric purchased three combustion turbines, three heat recovery boilers and a steam turbine (the "Equipment"). Wisconsin Electric carried the Equipment at a cost of approximately $66.3 million, entertaining numerous proposals and projects for which the Equipment could be used. During 1997, Wisconsin Electric continued to review its options for use or sale of the Equipment. In the fourth quarter of 1997, WISVEST Corporation, a non- utility subsidiary of Wisconsin Energy, entered into the final phase of negotiations for a joint independent power project involving the Equipment. Under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of, Wisconsin Electric refined its cash flow projection for the Equipment based upon this proposal. As measured by expected gross cash flows to be earned under this project, Wisconsin Electric determined that an impairment existed. As a result, Wisconsin Electric recorded a $30.0 million impairment charge in the fourth quarter of 1997 which was included in the Miscellaneous - Net Other Income and Deductions line of the Consolidated Income Statement. During the second quarter of 1998, WISVEST Corporation purchased the Equipment from Wisconsin Electric and contributed it to a joint independent power project, the Androscoggin Cogeneration Center.

MANUFACTURED GAS PLANT SITES: Wisconsin Electric continues a voluntary program to investigate the remediation of eleven former manufactured gas plant sites. Wisconsin Electric currently estimates that future costs for detailed site investigation and remediation will be $25 million to $40 million over the next ten years. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation.

Of the eleven sites, Wisconsin Electric has begun remediation activities at the former manufactured gas plant site in the City of Burlington, Wisconsin. Wisconsin Electric also expects to begin remediation in 1999 at sites in Fort Atkinson and Kenosha, Wisconsin. Wisconsin Electric's expected remediation of these sites is anticipated to be accomplished at an aggregate cost of between $6 million and $11 million.

In Wisconsin Electric's February 13, 1997 Rate Order, the PSCW amplified its position on the recovery of manufactured gas plant site remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery may be affected.

FUTURE PLANT ADDITIONS: In October 1998, WISVEST Connecticut, LLC, a wholly owned subsidiary of WISVEST Corporation, entered into an agreement to purchase two fossil-fueled power plants for $272 million from The United Illuminating Company, an unaffiliated investor owned utility in New Haven, Connecticut. Pursuant to the agreement, WISVEST Connecticut, L.L.C. is purchasing the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the 466-megawatt New Haven Harbor Station. The Bridgeport Harbor Station, located in Bridgeport Connecticut, is comprised of one active oil-fired unit, one oil and coal-fired unit and one jet-fueled unit. The New Haven Harbor Station, located in New Haven, Connecticut, has one oil and gas-fired generating unit.. The sale, expected to close in the second quarter of 1999, is contingent upon certain regulatory approvals. WISVEST Corporation anticipates financing the acquisition through long-term, nonrecourse project financing arrangements and through an equity contribution from Wisconsin Energy.

[PRICEWATERHOUSECOOPERS LOGO]



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
   Stockholder of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages A-28 through A-47 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP


Milwaukee, Wisconsin
January 27, 1999

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NUMBER OF COMMON STOCKHOLDERS

As of year-end 1998, based on the number of Wisconsin Energy Corporation stockholder accounts (including accounts in Wisconsin Energy's dividend reinvestment and stock purchase plan), there were 94,645 registered stockholders.


COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WiscEn or WiscEngy.


DIVIDENDS AND COMMON STOCK PRICES

COMMON STOCK DIVIDENDS OF WISCONSIN ENERGY: Cash Dividends on Wisconsin Energy's common stock, as declared by the Board of Directors, are normally paid on or about the first day of March, June, September and December.

RANGE OF WISCOSNIN ENERGY COMMON STOCK PRICES AND DIVIDENDS:

================================================================================

                       1998                           1997
             ---------------------------    --------------------------
Quarter      High       Low     Dividend    High      Low     Dividend
-------      ----       ---     --------    ----      ---     --------
First      $31        $27       $ .385    $27-7/8   $23-1/4   $ .380
Second      31-11/16   28-1/2     .390     25-5/8    23         .385
Third       32         27-3/8     .390     26-1/4    23-1/2     .385
Fourth      34         30         .390     29-1/16   24-1/8     .385
                                ------                        ------
Year       $34        $27       $1.555    $29-1/16  $23       $1.535
                                ======                        ======

================================================================================


                             BUSINESS OF THE COMPANY

Wisconsin Energy Corporation is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiary is Wisconsin Electric Power Company.

Wisconsin Electric engages in the generation, transmission, distribution and sale of electric power in an area of about 12,000 square miles in southeastern, east central and northern portions of the State of Wisconsin and in the Upper Peninsula of Michigan. The area's estimated total population is approximately
2.3 million, which includes metropolitan Milwaukee, Wisconsin. In addition, Wisconsin Electric purchases natural gas, transports gas to Wisconsin through pipeline companies and distributes and sells it in a territory of about 3,800 square miles in four distinct areas of Wisconsin: west and south of the City of Milwaukee, the Appleton area, the Prairie du Chien area and areas within Iron and Vilas Counties. Wisconsin Electric also provides steam service for heating and manufacturing processes to approximately 450 customers in the metropolitan Milwaukee area.

Edison Sault Electric Company, a wholly owned electric utility subsidiary of Wisconsin Energy, generates, transmits, distributes and sells electric power in a territory of approximately 2,000 square miles with a population of approximately 55,000 in the eastern Upper Peninsula of Michigan.

WISPARK Corporation; WISVEST Corporation; Wisconsin Energy Capital Corporation, formerly Wisconsin Michigan Investment Corporation; Minergy Corp.; WEC International Inc.; WITECH Corporation; Northern Tree Service, Inc.; Badger Service Company and other non-utility subsidiaries of Wisconsin Energy seek to grow shareholder value by leveraging on the Company's core competencies. Wisconsin Energy's non-utility subsidiaries are involved in various activities, among which are development, ownership and operation of electric generating facilities; waste/energy by-product utilization; and real estate development.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under "Proposal 1: Election of Directors-Terms Expiring in Year 2002" in Wisconsin Energy's definitive proxy statement dated April 16, 1999, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The figures in parenthesis indicate age and years of service with Wisconsin Energy and/or its subsidiaries as of December 31, 1998.

Richard A. Abdoo (54;23)
Chairman of the Board,
President and Chief Executive Officer

Richard R. Grigg (50;28)
Vice President, President and Chief Operating Officer of Wisconsin Electric

David K. Porter (55;29)
Senior Vice President of Wisconsin Electric

Michael B. Sellman (51;*)
Senior Vice President - Nuclear Power
Business Unit and Chief Nuclear Officer
of Wisconsin Electric

Calvin H. Baker (55;7)
Treasurer and Chief Financial Officer

Anne K. Klisurich (51;26)
Controller

Charles T. Govin, Jr. (52;20)
Vice President - Electric and Gas Operations of Wisconsin Electric

Kristine M. Krause (44;20)
Vice President - Fossil Operations
of Wisconsin Electric

Kristine A. Rappe (42;16)
Vice President - Customer Services
of Wisconsin Electric

---------
*  Mr. Sellman's service with Wisconsin Electric began in 1998.

                                [RECYCLED LOGO]

[WISCONSIN ENERGY CORPORATION LETTERHEAD]



                       INSTRUCTIONS FOR VOTING YOUR PROXY

1. Please vote. To vote your proxy as recommended by your Board of Directors, simply sign, date and return the proxy in the postage paid envelope.

2. Mark the "attend meeting" box only if you plan to attend the annual meeting so that we may receive an accurate count of how many to expect. If you receive more than one proxy from us and if you plan to attend the annual meeting, mark this box on only one of the proxies.

3. Mark the "annual report" box if you would like to receive a 1998 Summary Annual Report. Although full financial statements are included in the proxy statement, the summary annual report contains additional company information.

4. Space is provided below for any comments you wish to make. If you make comments, please mark the "comments" box to assure that your comments receive our attention.

5. Please sign and date your proxy. If you received more than one proxy, sign, date and return all proxies so that all of your shares may be counted. However, mark the "attend meeting" box or the "annual report" box, as appropriate, on only one proxy to avoid duplication.

                             ELECTRONIC DISTRIBUTION

If you would like to receive Wisconsin Energy Corporation's proxy materials electronically in the future, please visit our internet site, http://www.econsent.com/wec and follow the instructions on the screen. This will result in more efficient delivery to you.

         PLEASE DETACH PROXY CARD HERE        THANK YOU FOR YOUR VOTE
--------------------------------------------------------------------------------

[x] Please mark
    boxes as in
    this example.


The Board of Directors recommends a vote FOR Proposal 1.
-----------------------------------------------------------------------------------------------------------------------------
                              FOR             WITHHELD
1.  Elect                     ALL             FROM ALL
    Richard A. Abdoo,                                                           I PLAN TO ATTEND MEETING
    John F. Ahearne and       [ ]                [ ]                            If you check this box, an admission card [  ]
    Julia B. North as                                                           will be sent to you.
    directors.


                                                                                PLEASE SEND A SUMMARY
                                                                                ANNUAL REPORT.                           [  ]

    ----------------------------------------------------
    For, except vote withheld from the above nominee(s):
--------------------------------------------------------------------------------
Where no voting instructions are given, the shares represented by this Proxy    Please note comments below.              [  ]
will be VOTED FOR Proposal 1.

                                                                                ---------------------------------------------


                                                              Your comments are welcome:

                                                              ---------------------------------------------------------------

                                                              ---------------------------------------------------------------

                                                              ---------------------------------------------------------------

                                                              ---------------------------------------------------------------

                                                              ---------------------------------------------------------------

                                                              ---------------------------------------------------------------

                                                              Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor,
                                                              administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.


Signature:                                    Date:             Signature:                                      Date:
          -----------------------------------      -------------          -------------------------------------      -------------
                                                                                        (If Held Jointly)
------------------------------------------------------------------------------------------------------------------------------------

                     [WISCONSIN ENERGY CORPORATION LOGO]

                         WISCONSIN ENERGY CORPORATION
         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                                 June 2, 1999

--------------------------------------------------------------------------------

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on June 2, 1999. Your shares of stock will be voted as you specify below. If no choice is specified, your proxy will be voted "for" Proposal 1.

By signing this PROXY, you revoke all prior proxies and appoint Richard A. Abdoo and Thomas H. Fehring, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may come before the Annual Meeting of Stockholders and all adjournments of the Meeting.

1.   Elect Richard A. Abdoo, John F. Ahearne and Julia B. North as Directors.

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or Wisconsin Electric Power Company's Employee Retirement Savings Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side; you need not mark any voting boxes.


                                                                   -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------